Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

BF BOLTHOUSE HOLDCO LLC,

CAMPBELL SOUP COMPANY
(solely for purposes of Section 12.19),

CAMPBELL INVESTMENT COMPANY,

BOLT ACQUISITION SUB LLC,

and

  MADISON DEARBORN CAPITAL PARTNERS IV, L.P.,
as the Representative

July 9, 2012

		Page

ARTICLE 1	THE MERGER	1
1.01	The Merger	1
1.02	Conversion of Membership Interests	2
1.03	Exchange of Certificates; Lost Certificates	3
1.04	Holdback	4
1.05	Operating Agreement; Certificate of Formation	4
1.06	Board of Managers and Officers	4
1.07	Estimated Cash, Estimated Indebtedness, Estimated Net Working Capital and Estimated Transaction Expenses	5
1.08	Final Cash, Final Indebtedness, Transaction Tax Benefit, the Pre-Closing Income Tax Amount, Final Net Working Capital and Final Transaction Expenses Calculations	5
1.09	Post-Closing Adjustment Payment	8
1.10	Aggregate Payments	8

ARTICLE 2	THE CLOSING	9
2.01	The Closing	9
2.02	The Closing Transactions	9

ARTICLE 3	CONDITIONS TO CLOSING	10
3.01	Conditions to the Purchaser’s and the Merger Sub’s Obligations	10
3.02	Conditions to the Company’s Obligations	12

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	13
4.01	Organization and Power	13
4.02	Subsidiaries	13
4.03	Authorization; No Breach; Valid and Binding Agreement	14
4.04	Membership Interests	14
4.05	Financial Statements; Undisclosed Liabilities	15
4.06	Absence of Certain Developments	15
4.07	Title to Properties	17
4.08	Tax Matters	18
4.09	Contracts and Commitments	20
4.10	Intellectual Property	22
4.11	Litigation	23
4.12	Governmental Consents	23
4.13	Employee Benefit Plans	24
4.14	Labor and Employment	25
4.15	Insurance	25
4.16	Compliance with Laws; Licenses and Permits	25
4.17	Environmental Compliance	27
4.18	Affiliated Transactions	28
4.19	Brokerage	28

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(Continued)

(Continued)

8.03	Indemnification by the Purchaser for the Benefit of the Seller Indemnified Parties	40
8.04	Mitigation	41
8.05	Defense of Claims	41
8.06	Determination of Loss Amount	42
8.07	Acknowledgment of the Purchaser	43
8.08	Conflict with Respect to Tax Losses	44

ARTICLE 9	TERMINATION	44
9.01	Termination	44
9.02	Effect of Termination	44

ARTICLE 10	ADDITIONAL COVENANTS	45
10.01	Tax Matters	45
10.02	Further Assurances	51
10.03	Disclosure Generally	51
10.04	Provision Respecting Legal Representation	51
10.05	Special Vesting Class B Escrow	51
10.06	Certain Agreements	52
10.07	Foreign Transaction Structure	52
10.08	280G Approvals	53

ARTICLE 11	DEFINITIONS	53
11.01	Definitions	53
11.02	Other Definitional Provisions	61
11.03	Cross-Reference of Other Definitions	62

ARTICLE 12	MISCELLANEOUS	64
12.01	Press Releases and Communications	64
12.02	Expenses	64
12.03	Knowledge Defined	64
12.04	Notices	64
12.05	Assignment	66
12.06	Severability	66
12.07	References	66
12.08	Construction	67
12.09	Amendment and Waiver	67
12.10	Complete Agreement	67
12.11	Third-Party Beneficiaries	67
12.12	Waiver of Trial by Jury	67
12.13	Electronic Delivery	67
12.14	Counterparts	68

(Continued)

EXHIBITS

Exhibit A                                Form of Letter of Transmittal

Exhibit B                                Form of Escrow Agreement

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DISCLOSURE SCHEDULES

Affiliated Transactions Schedule
Authorization Schedule
Brokerage Schedule
Capital Expenditures Schedule
Class A Preference Amount Schedule
Compliance with Laws Schedule
Conduct of the Business Schedule
Contracts Schedule
Developments Schedule
Employee Benefits Schedule
Environmental Schedule
Financial Statements Schedule
Governmental Consents Schedule
Indebtedness Payoff Schedule
Insurance Schedule
Intellectual Property Schedule
Inventories Schedule
Labor and Employment Schedule
Liens Schedule
Litigation Schedule
Permits Schedule
Real Property Schedule
Special Disputes Schedule
Special Vesting Class B Common Units Schedule
Subsidiary Schedule
Taxes Schedule
Transaction Expenses Schedule
Unitholders Schedule

i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 9, 2012, is made by and among BF Bolthouse Holdco LLC, a Delaware limited liability company (the “Company”), Campbell Investment Company, a Delaware corporation (the “Purchaser”), Bolt Acquisition Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Purchaser (the “Merger Sub”), Campbell Soup Company, a New Jersey corporation (the “ Parent”), solely for purposes of Section 12.19, and Madison Dearborn Capital Partners IV, L.P., a Delaware limited partnership, solely in its capacity as representative for the Unitholders (the “Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 11 below.

WHEREAS, the Purchaser desires to acquire 100% of the issued and outstanding membership interests of the Company in a reverse subsidiary merger transaction upon the terms and subject to the conditions set forth herein.

WHEREAS, the respective boards of directors and boards of managers, as applicable, of the Purchaser, the Merger Sub and the Company have approved this Agreement, the Merger and the related transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.01   The Merger.

(a) Subject to the terms and conditions hereof, at the Effective Time, the Merger Sub shall merge (the “Merger”) with and into the Company in accordance with the Delaware Limited Liability Company Act (the “Delaware Law”), whereupon the separate existence of the Merger Sub shall cease, and the Company shall be the surviving entity in the Merger (the “Surviving Entity”).

(b) At the Closing, the Company and the Merger Sub shall cause a certificate of merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and make all other filings or recordings required by the Delaware Law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as the Purchaser and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

(c) From and after the Effective Time, the Surviving Entity shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities,

restrictions, disabilities and duties of the Company and the Merger Sub, all as provided under Section 18-209 of the Delaware Law.

1.02 Conversion of Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof (but subject to Section 1.10):

(a) Each Class A Common Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash the sum of (i) the Class A Preference Amount for such Class A Common Unit plus (ii) the Per Unit Portion of the Final Residual Cash Consideration (provided that, at the Closing, the amount to be paid with respect to each Class A Common Unit shall be based instead upon the Per Unit Portion of the Closing Residual Cash Consideration), payable to the holder thereof in accordance with Section 1.03(a) below.

(b) Each Class B Common Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash the Per Unit Portion of the Final Residual Cash Consideration (provided that, at the Closing, the amount to be paid with respect to each Class B Common Unit shall be based upon the Per Unit Portion of the Closing Residual Cash Consideration), payable to the holder thereof in accordance with Section 1.03(a) below (or, pursuant to Section 1.03(b) below, to the Escrow Agent on behalf of the holder thereof) . The aggregate consideration to which holders of Class A Common Units and holders of Class B Common Units become entitled pursuant to Section 1.02(a) and this Section 1.02(b) is referred to herein as the “Merger Consideration.”

(c) For purposes of this Agreement, the term “Closing Residual Cash Consideration” means (i) the Base Consideration, minus (ii) Estimated Indebtedness, plus (iii) the amount, if any, by which Estimated Net Working Capital exceeds the Target Net Working Capital, minus (iv) the amount, if any, by which Estimated Net Working Capital is less than the Target Net Working Capital, minus (v) the Escrow Amount, minus (vi) the Holdback Amount, plus (vii) Estimated Cash, minus (viii) the amount of Estimated Transaction Expenses, minus (ix) the Aggregate Class A Preference Amount, plus (x) the amount of Estimated Transaction Tax Benefits, minus (xi) the Estimated Pre-Closing Income Tax Amount.

(d) For purposes of this Agreement, the term “Final Residual Cash Consideration” means (i) the Base Consideration, minus (ii) Final Indebtedness, plus (iii) the amount, if any, by which Final Net Working Capital exceeds the Target Net Working Capital, minus (iv) the amount, if any, by which Final Net Working Capital is less than the Target Net Working Capital, minus (v) the Escrow Amount, minus (vi) the Holdback Amount, plus (vii) Final Cash, minus (viii) the amount of Final Transaction Expenses, minus (ix) the Aggregate Class A Preference Amount, plus (x) the amount of the Transaction Tax Benefits, minus (xi) the Pre-Closing Income Tax Amount, plus (xii) the aggregate distributions, if any, to the Unitholders pursuant to the Escrow Agreement, plus (xiii) the aggregate distributions, if any, to the Unitholders (to the extent of their applicable Common Percentage) by the Representative pursuant to Sections 1.04 and 1.09.

(e) For purposes of this Agreement, the term “Per Unit Portion” means a fraction, the numerator of which is one, and the denominator of which is the sum of the number of Class A Common Units and Class B Common Units issued and outstanding immediately prior to the Effective Time.

(f) Each of the Merger Sub’s membership interests issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued membership interest of the Surviving Entity. Each of the Company’s Class A Common Units and Class B Common Units outstanding immediately before the Effective Time shall be canceled and extinguished, and each Unitholder shall cease to have any rights with respect thereto, except the right to receive such Unitholder’s share of the Merger Consideration in accordance with this Section 1.02.

1.03   Exchange of Certificates; Lost Certificates.

(a) The Paying Agent shall effect the exchange of cash for certificates which, immediately prior to the Effective Time, represented Class A Common Units and Class B Common Units entitled to payment pursuant to Section 1.02, and the fees and expenses of the Paying Agent shall be borne by the Unitholders. The Paying Agent shall deliver to each Unitholder a letter of transmittal substantially in the form of Exhibit A attached hereto (the “Letter of Transmittal”). Subject to Section 1.03(b), on or after the Closing Date, the Paying Agent shall pay to each Unitholder who has surrendered to the Paying Agent his, her or its certificates representing the number of Class A Common Units and/or Class B Common Units held by such Unitholder (or has directed the Company to surrender such certificates on his, her or its behalf), accompanied by a duly executed and completed Letter of Transmittal, the amount of cash to which such Unitholder is entitled under Section 1.02 at the Closing. Surrendered certificates shall forthwith be canceled. Twelve (12) months after the Effective Time, the Paying Agent shall deliver to the Company any portion of the funds deposited with the Paying Agent by the Purchaser pursuant to Section 2.02(b) of this Agreement that remains undistributed to the Unitholders pursuant to wire instructions provided to the Paying Agent by the Company at such time, unless required otherwise by applicable Law. Thereafter, any Unitholders who have not complied with the provisions of this Agreement for receiving their portion of the Merger Consideration from the Paying Agent shall look only to the Company for such amounts, without any interest or dividends thereon.

(b) Notwithstanding Section 1.03(a), all Merger Consideration payable in respect of Special Vesting Class B Common Units at the Closing (such amount, as adjusted from time to time pursuant to Section 10.05, the “Special Vesting Class B Escrow Amount”) shall, in lieu of being paid to the Paying Agent to be distributed pursuant to Section 1.03(a), be paid by the Purchaser to the Escrow Agent, to be held by the Escrow Agent in an account segregated from the Escrow Amount pursuant to the terms of the Escrow Agreement (the “Special Vesting Class B Escrow Account”). The Special Vesting Class B Escrow Amount shall be held in the Special Vesting Class B Escrow Account subject to the special holdback terms applicable to the Special Vesting Class B Common Units as set forth in the applicable Executive Unit Purchase Agreement between the Company and the applicable Unitholder (as amended from time to time, the “Special Vesting Grant Agreement”), and all further distributions of the Special Vesting Class B Escrow Amount shall be subject to, and made in accordance with, Section 10.05. For the avoidance of doubt, the Special Vesting Class B Escrow Amount shall not be available to the

Purchaser to satisfy any obligations of the Unitholders under Section 1.09, Article 8 or Section 10.01(l).

(c) Until so surrendered and exchanged, each certificate for Class A Common Units or Class B Common Units shall represent solely the right to receive the Merger Consideration into which the Units it theretofore represented shall have been converted pursuant to Section 1.02. Notwithstanding the foregoing, if any such certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such certificate to be lost, stolen or destroyed which is acceptable to the Representative and the Purchaser and, if required by the Representative, the Purchaser or the Paying Agent, the posting by such Person of a bond in a customary amount as indemnity against any claim that may be made with respect to such certificate, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the Class A Common Units or Class B Common Units represented by such certificate, as contemplated by this Section 1.03. After the Closing Date, there will be no transfers on the unit ledger of the Surviving Entity of Class A Common Units or Class B Common Units that were outstanding immediately prior to the Closing Date. If, after the Closing Date, certificates representing such Units are presented to the Surviving Entity, they will be canceled and exchanged as provided in this Section 1.03.

1.04 Holdback. The Representative will require that a portion of the proceeds to be received by the Unitholders pursuant to Section 1.02 in an amount equal to $6,000,000 (the “Holdback Amount”) be withheld from the Closing Residual Cash Consideration by the Representative, on behalf of such Unitholders, to satisfy potential future obligations of such Unitholders, including, without limitation, expenses arising from the defense of claims pursuant to Section 8.02 ; provided that the portion of the Holdback Amount delivered to, and held by, the Representative on behalf of each such Unitholder shall be determined pro rata according to each Unitholder’s Common Percentage. The Holdback Amount shall be retained by the Representative for such time as the Representative shall determine in its sole discretion. Any remaining amounts from the Holdback Amount returned to the Unitholders shall be distributed to the Unitholders pro rata based upon their respective Common Percentages (subject, in the case of amounts payable in respect of any Special Vesting Class B Common Units, to Section 10.05).

1.05 Operating Agreement; Certificate of Formation. The limited liability company operating agreement and certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the operating agreement and certificate of formation of the Surviving Entity until amended in accordance with applicable Law. At the Effective Time, in accordance with Section 18-301(b)(3) of Delaware Law, notwithstanding anything to the contrary in the Holdco LLC Agreement and without any further action of the Surviving Entity, the Unitholders or any other Person, the member of Merger Sub shall be admitted as the sole member of the Surviving Entity holding 100% of the membership interests therein.

1.06 Board of Managers and Officers. From and after the Effective Time, until successors are duly elected or appointed, the board of managers and officers of the Merger Sub as of the Effective Time shall be the board of managers and officers, respectively, of the Surviving Entity.

1.07 Estimated Cash, Estimated Indebtedness, Estimated Transaction Tax Benefits, Estimated Pre-Closing Income Tax Amount, Estimated Net Working Capital and Estimated Transaction Expenses. Not less than three (3) business days prior to the anticipated Closing Date, the Company, on behalf of the Unitholders, shall deliver to the Purchaser the Company’s good faith calculation of its estimate of (a) the amount of Cash as of the opening of business on the Closing Date (“Estimated Cash”), (b) Net Working Capital as of the opening of business on the Closing Date (“Estimated Net Working Capital”), (c) the amount of Indebtedness which will be outstanding immediately prior to the Effective Time (“Estimated Indebtedness”) (d) the amount of Transaction Tax Benefits (“Estimated Transaction Tax Benefits”), (e) the Pre-Closing Income Tax Amount (“Estimated Pre-Closing Income Tax Amount”) and (f) the amount of Transaction Expenses which will be outstanding immediately prior to the Effective Time (“Estimated Transaction Expenses”), together with a calculation of the Closing Residual Cash Consideration on the basis of such estimates (including the Aggregate Class A Preference Amount, the Special Class B Escrow Amount and the Holdback Amount); and with workpapers showing the calculation of Estimated Transaction Tax Benefits and Estimated Pre-Closing Income Tax Amount.

1.08 Final Cash, Final Indebtedness, Transaction Tax Benefits, the Pre-Closing Income Tax Amount, Final Net Working Capital and Final Transaction Expenses Calculations.

(a) As promptly as possible, but in any event within 60 days after the Closing Date, the Purchaser will deliver to the Representative a statement showing the calculation of the amount of Cash as of the opening of business on the Closing Date, the amount of Indebtedness outstanding immediately prior to the Effective Time, the Net Working Capital as of the opening of business on the Closing Date, Transaction Tax Benefits, the Pre-Closing Income Tax Amount and the amount of Transaction Expenses (the “Preliminary Statement”). The Preliminary Statement shall be prepared and the amount of Cash, the amount of Indebtedness and the Net Working Capital shall be determined on a consolidated basis in accordance with GAAP using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the audited consolidated balance sheet of the Company and its Subsidiaries as of the fiscal year ended March 31, 2012 (the “2012 Balance Sheet”), and the Preliminary Statement shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the consummation of the transactions contemplated hereby on the Closing Date, except that the amount of Cash shall be reduced to the extent Cash is used to repay Indebtedness or pay Transaction Expenses on the Closing Date (other than any such repayment or payment using funds provided by the Purchaser or Merger Sub pursuant to Section 2.02) and such Indebtedness and Transaction Expenses amounts are actually reduced accordingly in the calculation of Merger Consideration. The parties agree that the purpose of preparing the Preliminary Statement and the related purchase price adjustment contemplated by this Section 1.08 is to determine the amount of Cash as of the opening of business on the Closing Date, the amount of Indebtedness outstanding immediately prior to the Effective Time and the amount of Transaction Expenses and to measure the difference between the Target Net Working Capital and the Net Working Capital as of the opening of business on the Closing Date and to determine the Transaction Tax Benefits and the Pre-Closing Income Tax Amount), and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Preliminary Statement or determining the amount of Cash, the amount of Indebtedness and the Net Working Capital, except in the case of manifest error. After delivery of the Preliminary Statement, the Representative and its accountants shall be permitted reasonable access to review the Company’s and its Subsidiaries’ books and records and work papers related to the preparation of the Preliminary Statement. The Representative and its accountants may, upon prior notice to the Purchaser, make reasonable inquiries of the Purchaser, the Company, its Subsidiaries and their respective accountants regarding questions concerning, or disagreements with, the Preliminary Statement arising in the course of their review thereof, and the Purchaser shall use its, and shall cause the Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries.

(b) If the Representative has any objections to the Preliminary Statement, the Representative shall deliver to the Purchaser a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to the Purchaser within 45 days after delivery of the Preliminary Statement, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto; provided that, in the event the Purchaser, the Company or any of its Subsidiaries does not provide any papers or documents reasonably requested by the Representative or any of its authorized representatives pursuant to Section 1.08(a) within five business days of request therefor (or such shorter period as may remain in such 45 day period), such 45 day period shall be extended by one day for each additional day required for the Purchaser, the Company or one of its Subsidiaries to fully respond to such request. The Representative and the Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 15 days after the delivery of the Objections Statement, the Representative and the Purchaser shall submit such dispute to Houlihan Lokey, Inc. (“Houlihan”); provided that, (i) if Houlihan is unable or unwilling to serve in such capacity, or (ii) if and to the extent such objections relate to the Pre-Closing Income Tax Amount or Transaction Tax Benefits (or to any Tax Return covered by Section 10.01(c)), the Representative and the Purchaser shall jointly select an alternative arbiter from a nationally recognized independent public accounting firm that is not the independent auditor of any of the Purchaser, the Representative, the Company or the Surviving Entity (Houlihan or the Person so selected, as applicable, the “Dispute Resolution Auditor”). Each of the Representative and the Purchaser may furnish to the Dispute Resolution Auditor such information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other party. The Dispute Resolution Auditor shall consider only those items and amounts which are identified in the Objections Statement as being items which the Representative and the Purchaser are unable to resolve. The Dispute Resolution Auditor’s determination will be based solely on the definitions of Pre-Closing Income Tax Amount, Transaction Tax Benefits, Cash, Indebtedness, Net Working Capital and Transaction Expenses contained herein. The Representative and the Purchaser shall use their commercially reasonable efforts to cause the Dispute Resolution Auditor to resolve all disagreements as soon as practicable. Further, the Dispute Resolution Auditor’s determination shall be based solely on the supporting material provided by the Purchaser and the Representative which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review) and may not assign a value to any particular item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Dispute Resolution Auditor. The resolution of the dispute by the

Dispute Resolution Auditor shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Dispute Resolution Auditor shall be allocated between the Purchaser, on the one hand, and the Unitholders, on the other hand, based upon the percentage which the portion of the aggregate contested amount not awarded to each party bears to the aggregate amount actually contested by such party (with each Unitholder responsible for its pro rata portion of such costs and expenses allocated to the Unitholders, determined according to each Unitholder’s Common Percentage). For example, if the Representative claims the Net Working Capital is $1,000 greater than the amount determined by the Purchaser’s accountants, the Purchaser contests only $500 of the amount claimed by the Representative, and the Dispute Resolution Auditor ultimately resolves the dispute by awarding the Unitholders $300 of the $500 contested, then the costs and expenses of the Dispute Resolution Auditor will be allocated 60% (i.e., 300 ÷ 500) to the Purchaser and 40% (i.e., 200 ÷ 500) to the Unitholders. The amount of Cash, the amount of Indebtedness, the Net Working Capital and the amount of Transaction Expenses as finally determined pursuant to this Section 1.08(b) shall be referred to herein as “Final Cash,” “Final Indebtedness”, “Final Net Working Capital” and “Final Transaction Expenses.”

(c) If Transaction Tax Benefits (as finally determined pursuant to this Section 1.08), Pre-Closing Income Tax Amount (as finally determined pursuant to this Section 1.08), Final Cash, Final Indebtedness, Final Net Working Capital or Final Transaction Expenses differs from Estimated Transaction Tax Benefits, Estimated Pre-Closing Income Tax Amount, Estimated Cash, Estimated Indebtedness, Estimated Net Working Capital or Estimated Transaction Expenses, respectively, as the case may be, the Merger Consideration shall be adjusted on a dollar-for-dollar basis by the amount of such difference such that (i) if Transaction Tax Benefits (as finally determined pursuant to this Section 1.08), Final Cash or Final Net Working Capital is greater than Estimated Transaction Tax Benefits, Estimated Cash or Estimated Net Working Capital, respectively, then the Merger Consideration shall be increased by the amount of any such excess, (ii) if Transaction Tax Benefits (as finally determined pursuant to this Section 1.08), Final Cash or Final Net Working Capital is less than Estimated Transaction Tax Benefits, Estimated Cash or Estimated Net Working Capital, respectively, then the Merger Consideration shall be reduced by the amount of any such shortfall, (iii) if the Pre-Closing Income Tax Amount (as finally determined pursuant to this Section 1.08), Final Indebtedness or Final Transaction Expenses is less than the Estimated Pre-Closing Income Tax Amount, Estimated Indebtedness or Estimated Transaction Expenses, respectively, then the Merger Consideration shall be increased by the amount of any such shortfall, and (iv) if the Pre-Closing Income Tax Amount (as finally determined pursuant to this Section 1.08), Final Indebtedness or Final Transaction Expenses is greater than the Estimated Pre-Closing Income Tax Amount, Estimated Indebtedness or Estimated Transaction Expenses, respectively, then the Merger Consideration shall be reduced by the amount of any such excess. If the adjustments, if any, under this Section 1.08(c) result in an aggregate increase in the Merger Consideration, the Purchaser shall pay to the Representative (on behalf of the Unitholders to the extent of each Unitholder’s Common Percentage) the amount of such increase. Conversely, if such adjustments result in an aggregate reduction in the Merger Consideration, the Representative (on behalf of the Unitholders to the extent of each Unitholder’s Common Percentage) shall promptly (but in any event within five (5) business days) provide notice to the Escrow Agent to deliver to the Purchaser each Unitholder’s portion of the amount of such reduction from the Adjustment Escrow Account; provided that if the funds in the Adjustment Escrow Account are insufficient to satisfy such amount (any such insufficiency, the “ Shortfall Amount”), the Representative shall (on behalf of the Unitholders to the extent of each Unitholder’s Common Percentage) promptly (but in any event within five (5) business days) pay the Shortfall Amount to the Purchaser. Payments to be made pursuant to this Section 1.08 shall be made in accordance with Section 1.09. Notwithstanding anything to the contrary herein, if and to the extent that any unpaid Transaction Expenses are not taken into account in the Final Transaction Expenses, the Representative (on behalf of the Unitholders to the extent of each Unitholder’s Common Percentage) shall promptly (but in any event within five (5) business days) reimburse the Purchaser for any such Transaction Expenses subsequently paid by the Company or any of its Affiliates.

1.09 Post-Closing Adjustment Payment. The Purchaser shall promptly (but in any event within five (5) business days) deliver to the Representative (on behalf of the Unitholders to the extent of each Unitholder’s Common Percentage) any amounts finally determined pursuant to Section 1.08 to be due by the Purchaser, by wire transfer of immediately available funds to one or more accounts designated by the Representative to the Purchaser. The Representative shall promptly deliver such amounts to the Unitholders on a pro rata basis according to each Unitholder’s Common Percentage (subject, in the case of amounts payable in respect of any Special Vesting Class B Common Units, to Section 10.05). The Representative (on behalf of the Unitholders to the extent of each Unitholder’s Common Percentage) and the Purchaser shall promptly (but in any event within five (5) business days) jointly cause the Escrow Agent to deliver to the Purchaser from the Adjustment Escrow Account any amounts finally determined pursuant to Section 1.08 to be owed to the Purchaser, by wire transfer of immediately available funds to one or more accounts designated by the Purchaser to the Representative. The Representative (on behalf of the Unitholders to the extent of each Unitholder’s Common Percentage) shall promptly (but in any event within five (5) business days) pay any Shortfall Amount to the Purchaser by wire transfer of immediately available funds to one or more accounts designated by the Purchaser to the Representative. The amount of any payment to be made pursuant to this Section 1.09 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed. Title and all rights to any amounts remaining in the Adjustment Escrow Account shall automatically transfer to the Representative (on behalf of the Unitholders) on the date on which all payments have been made pursuant to this Section 1.09, and the Purchaser shall take all actions reasonably necessary to cause the Escrow Agent to release such remaining amounts to the Representative (on behalf of the Unitholders) as soon as reasonably practicable thereafter. The Representative will deliver any such amounts to the Unitholders in accordance with their Common Percentages (subject, in the case of amounts payable in respect of any Special Vesting Class B Common Units, to Section 10.05).

1.10 Aggregate Payments. Notwithstanding anything in this Agreement to the contrary, the aggregate payments to be made by the Purchaser to the Unitholders, after final resolution of the Final Cash, Final Indebtedness, Final Net Working Capital and Final Transaction Expenses, under this Article 1 and Article 2 shall in no event exceed the sum of (i) the Base Consideration plus (ii) the amount, if any, by which the Final Net Working Capital exceeds the Target Net Working Capital plus (iii) the amount of Final Cash plus (iv) Transaction Tax Benefits, minus (v) the Pre-Closing Income Tax Amount. In addition, and for the avoidance of doubt, at the Closing the Unitholders shall not be entitled to receive any Merger Consideration unless the sum of (i) the Base Consideration, minus (ii) Estimated Indebtedness, plus (iii) the amount, if any, by which Estimated Net Working Capital exceeds the Target Net Working Capital, minus (iv) the amount, if any, by which Estimated Net Working Capital is less than the Target Net Working Capital, minus (v) the Escrow Amount, minus (vi) the Holdback Amount, plus (vii) Estimated Cash, minus (viii) the amount of Estimated Transaction Expenses, plus (ix) the amount of Estimated Transaction Tax Benefits, minus (x) the Estimated Pre-Closing Income Tax Amount is greater than zero.

ARTICLE 2

THE CLOSING

2.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP located at 300 North LaSalle Street, Chicago, Illinois at 10:00 a.m. on the third (3rd) business day following full satisfaction or due waiver of all of the closing conditions set forth in Article 3 hereof (other than those to be satisfied at the Closing) or on such other date, or at such other time, as the Purchaser and the Representative may mutually agree. The date of the Closing is referred to herein as the “Closing Date.”

2.02 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:

(a) the Company and the Merger Sub shall cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware;

(b) the Purchaser shall deliver to the Paying Agent the Closing Residual Cash Consideration (less the Special Vesting Class B Escrow Amount), as determined in accordance with Sections 1.02 and 1.04, by wire transfer of immediately available funds to one or more accounts designated by the Paying Agent to the Purchaser;

(c) the Purchaser shall deliver to the Representative (on behalf of each Unitholder) the Holdback Amount, by wire transfer of immediately available funds to one or more accounts designated by the Representative to the Purchaser;

(d) the Purchaser shall deposit (i) $5,000,000 (the “Adjustment Escrow Amount”) into an escrow account (the “Adjustment Escrow Account”) established pursuant to the terms and conditions of an escrow agreement, substantially in the form of Exhibit B attached hereto (the “ Escrow Agreement”), by and among the Purchaser, the Representative and Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”), and (ii) $25,000,000 (the “Indemnity Escrow Amount” and, together with the Adjustment Escrow Amount, the “Escrow Amount”) into an escrow account (the “Indemnity Escrow Account”) established pursuant to the terms and conditions of the Escrow Agreement;

(e) the Purchaser shall deposit the Special Vesting Class B Escrow Amount into an escrow account established pursuant to the terms and conditions of the Escrow Agreement;

(f) the Company shall deliver to the Purchaser payoff letters, which shall be reasonably satisfactory to the Purchaser, from each holder of Indebtedness listed on the Indebtedness Payoff Schedule, and shall make arrangements reasonably satisfactory to the Purchaser for each such holder of Indebtedness to deliver all related Lien releases to the Purchaser as soon as practicable after the Closing;

(g) the Purchaser shall repay, on behalf of the Company and its Subsidiaries, all amounts required to be paid under the payoff letters delivered pursuant to Section 2.02(f) in order to fully discharge the Indebtedness owed to the Persons thereunder, by wire transfer of immediately available funds to the accounts designated in such payoff letters;

(h) the Purchaser, the Company and the Representative (on behalf of the Unitholders) shall make such other deliveries as are required by Article 3 hereof;

(i) the Purchaser shall pay, on behalf of the Unitholders and the Company and its Subsidiaries (as applicable), the Transaction Expenses, by wire transfer of immediately available funds to the accounts designated on the Transaction Expenses Schedule; and

(j) either (i) the Company shall deliver to the Purchaser a certificate, duly completed and executed pursuant to Section 1.1445-11T(d)(2) of the Treasury Regulations, certifying that fifty percent or more of the value of the gross assets of the Company does not consist of United States real property interests, or that ninety percent or more of the value of the gross assets of the Company does not consist of United States real property interests plus cash or cash equivalents, or (ii) each Unitholder shall deliver to Purchaser a non-foreign affidavit dated as of the Closing Date in form and substance as required by the Treasury Regulations issued pursuant to Code Section 1445 stating that such Unitholder is not a “foreign person” as defined in Code Section 1445.

ARTICLE 3

CONDITIONS TO CLOSING

3.01 Conditions to the Purchaser’s and the Merger Sub’s Obligations. The obligations of the Purchaser and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser and the Merger Sub in writing) of the following conditions as of the Closing:

(a) (i) The representations and warranties set forth in the first two sentences of Section 4.01, the first three sentences of Section 4.02, the first sentence, the last sentence and subsection (i) of the second sentence of Section 4.03, the first three sentences and the second to last sentence of Section 4.04 and Section 4.19 of this Agreement shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein) in all material respects as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, (ii) the other representations and warranties set forth in Article 4 (other than those representations and warranties that address matters as of particular dates) shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein) as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, and (iii) the other representations and warranties set forth in Article 4 that address matters as of particular dates shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein) as of such dates, except where the failure of such representations and warranties referenced in the immediately preceding clauses (ii) and (iii) to be so true and correct has not had and would not have a Material Adverse Effect;

(b) The Company shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated, and all other similar antitrust and competition approvals required in order to consummate the transactions contemplated by this Agreement shall have been obtained;

(d) No judgment, decree or order shall have been entered and not withdrawn, and no provision of applicable Law shall be in effect, which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e) The Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(f) If not sold to a third party prior to such time, the Company shall have transferred title to the processing facility located at 4343 Bolthouse Lane Buttonwillow, California (“West Plant”) from the Company and/or its Subsidiary which is the current record owner thereof to the Representative or an Affiliate thereof;

(g) The Company (or the Representative) shall have delivered to the Purchaser each of the following:

(i) a certificate executed by an officer of the Company, dated as of the Closing Date, stating that the preconditions specified in Sections 3.01(a), (b) and (i) have been satisfied;

(ii) certified copies of the charter and bylaws (or similar organizational documents) of the Company and each of its Subsidiaries;

(iii) a copy of the resolutions of the Consenting Unitholders of the Company approving this Agreement and the consummation of the transactions contemplated by this Agreement (the “Unitholder Consent”) (which has been delivered to the Purchaser concurrently with the execution of this Agreement); and

(iv) a copy of the resolutions duly adopted by the Company’s board of managers and the Representative’s general partner authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby;

(h) the Company shall have delivered the resignations of all officers, directors and managers of the Company and each of its Subsidiaries, to the extent requested by the Purchaser prior to Closing;

(i) since the date of this Agreement, there shall not have been any event, occurrence, development or state of circumstances or facts that has had or would have a Material Adverse Effect; and

(j) the Promissory Notes shall have been repaid in full (which such repayment may, in the sole discretion of the Company, be made by an offset of any bonuses or other payment obligations which the Company or its Subsidiaries may owe to such noteholder or his Affiliates).

3.02 Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company in writing) of the following conditions as of the Closing:

(a) (i) The representations and warranties set forth in Article 5 (other than those representations and warranties that address matters as of particular dates) shall be true and correct (without giving effect to any materiality qualification or exception contained therein) in all material respects as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, and (ii) the representations and warranties set forth in Article 5 that address matters as of particular dates shall be true and correct (without giving effect to any materiality qualification or exception contained therein) in all material respects as of such dates;

(b) The Purchaser and the Merger Sub shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated, and all other similar antitrust and competition approvals required in order to consummate the transactions contemplated by this Agreement shall have been obtained;

(d) No judgment, decree or order shall have been entered and not withdrawn, and no provision of applicable Law shall be in effect, which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e) Purchaser shall not cause the Company or any of its Subsidiaries to (i) incur any Indebtedness in connection with the consummation of the transactions contemplated by this Agreement or (ii) pay any portion of the Merger Consideration using cash from the Company or its Subsidiaries.

(f) The Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement; and

(g) The Purchaser shall have delivered to the Representative each of the following:

(i) a certificate of the Purchaser and the Merger Sub executed by an officer, dated as of the Closing Date, stating that the preconditions specified in Sections 3.02(a) and (b) have been satisfied; and

(ii) copies of the resolutions duly adopted by the Parent’s, the Purchaser’s and the Merger Sub’s board of directors (or their respective equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that the statements in this Article 4 are correct and complete as of the date of this Agreement and as of the Closing Date, except as set forth in the schedules accompanying this Agreement (the “Disclosure Schedules”). The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; however, each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules where the applicability of the information set forth in such other section would be readily apparent. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

4.01 Organization and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite limited liability company power and authority and all material authorizations, licenses and permits necessary to own or lease and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to so qualify, except where the failure to be so qualified has not had and would not have a Material Adverse Effect.

4.02 Subsidiaries. The Company’s Subsidiaries are set forth on the Subsidiary Schedule. Except as set forth on the Subsidiary Schedule, all of the outstanding capital stock or other equity interests of each such Subsidiary identified on the Subsidiary Schedule is owned by the Company, directly or indirectly, free and clear of any Lien (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests). Except as set forth on the Subsidiary Schedule, the Company’s Subsidiaries do not have any other capital stock, equity interests, or interests containing any equity features authorized, issued or outstanding, and there are no agreements, subscriptions, options, warrants, conversion or exchange rights or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by any Subsidiary of the Company (collectively, the “Subsidiary Securities”). Except as set forth on the Subsidiary Schedule, neither the Company nor any of its Subsidiaries owns or holds, or has the right to acquire, any stock, partnership interest, joint venture interest or other equity ownership interest in any other corporation, organization or entity. Each of the Subsidiaries identified on the Subsidiary Schedule is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Subsidiaries identified on the Subsidiary Schedule has all requisite organizational power and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business and in good standing in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to so qualify, except in each case where the failure to hold such authorizations, licenses or permits or to be so qualified has not had and would not have a Material Adverse Effect.

4.03 Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action, including the Unitholder Consent (which has been delivered to the Purchaser concurrently with the execution of this Agreement), and no other limited liability company proceedings on the Company’s or Unitholders’ part are necessary to authorize the execution, delivery or performance of this Agreement and the consummation by the Company of the transactions contemplated hereby. Except as set forth on the Authorization Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not conflict with, constitute a default (or event that, with notice or lapse of time or both, would constitute a default) under, result in a breach or violation of, give rise to any right of termination, cancellation, acceleration or alteration of any right or obligation or a loss or alteration of any benefit of the Company or any of its Subsidiaries under, or result in the creation of any Lien (other than Permitted Liens) upon any assets of the Company or any of its Subsidiaries under, (i) the provisions of the Company’s or any of its Subsidiaries’ certificates or articles of incorporation or bylaws (or equivalent organizational documents), (ii) any applicable Law or (iii) any Material Contract or material Real Property Lease to which the Company or any of its Subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries taken as a whole. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement is a valid and binding obligation of the Purchaser and the Merger Sub, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.04 Membership Interests. 361,481.42 Class A Common Units and 39,879 Class B Common Units are issued and outstanding and are owned of record by the Unitholders in the amounts set forth on the Unitholders Schedule. All of the outstanding Units of the Company have been duly authorized and are validly issued. Except as set forth on the Unitholders

Schedule, the Company does not have any other Units, equity interests, or interests containing any equity features authorized, issued or outstanding, and there are no agreements, subscriptions, options, warrants, conversion or exchange rights or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company (collectively, the “ Company Securities”). Except as set forth on the Unitholders Schedule, there are no agreements or other obligations (contingent or otherwise) which require the Company or any Subsidiary of the Company to repurchase or otherwise acquire any Company Securities. Except for the Holdco LLC Agreement and the Equity Agreements, there are no agreements or understandings in effect with respect to the voting or transfer of any Company Securities.

4.05   Financial Statements; Undisclosed Liabilities.

(a) The Financial Statements Schedule consists of the following financial statements (the “Financial Statements”): (i) the Company’s unaudited consolidated balance sheet as of May 31, 2012 and the related statements of income and cash flows for the two-month period then ended, (ii) the Company’s audited consolidated balance sheet as of March 31, 2012 and the related statement of income and cash flows for the fiscal year then ended and (iii) the Company’s audited consolidated balance sheets as of March 31, 2010 and March 31, 2011 and the related statements of income and cash flows for the fiscal years then ended. The Financial Statements have been based upon the information contained in the Company’s and its Subsidiaries’ books and records, have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments.

(b) There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities provided for in the 2012 Balance Sheet or disclosed in the notes thereto; (ii) liabilities incurred in the ordinary course of business since the date of the 2012 Balance Sheet; and (iii) other undisclosed liabilities which, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole (and excluding obligations under contracts set forth on the Material Contracts Schedule or under other contracts and commitments entered into in the ordinary course of business which are not required to be disclosed thereon due to specified dollar thresholds or other limitations (but not liabilities for breaches thereof)).

4.06 Absence of Certain Developments. Since the date of the 2012 Balance Sheet, there has not been a Material Adverse Effect. Except as set forth on the Developments Schedule and except as expressly contemplated by this Agreement, since the date of the 2012 Balance Sheet, neither the Company nor any of its Subsidiaries has:

(a) effected any recapitalization, reclassification, unit or stock dividend, unit or stock split or like change in its capitalization;

(b) amended its certificate of formation or articles of incorporation or bylaws or limited liability company agreement (or equivalent organizational documents), or any Equity Agreement;

(c) mortgaged, pledged or subjected to any Lien, any material portion of its assets, except Permitted Liens;

(d) (i) sold, leased, assigned or otherwise transferred any material portion of its assets, other than sales of products in the ordinary course of business consistent with past practice, or (ii) acquired any material assets other than supplies in the ordinary course of business consistent with past practice or as contemplated in the capital expenditures budget attached hereto in the Capital Expenditures Schedule;

(e) sold, assigned, transferred, licensed or otherwise disposed of any material Company Intellectual Property;

(f)  allowed to lapse or abandoned any material Company Intellectual Property;

(g) issued, sold or otherwise transferred any Company Securities or Subsidiary Securities, or amended any term of any Subsidiary Security;

(h) made any material investment in, or any material loan to, any other Person (other than a wholly-owned Subsidiary of the Company);

(i) declared, set aside, or paid any dividend or made any distribution with respect to its equity securities (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of Company Securities or Subsidiary Securities, except for (i) dividends or distributions made by the Company’s wholly-owned Subsidiaries to their respective parents and (ii) repurchases of Units from current or former employees, consultants, directors or managers of the Company or its Subsidiaries consistent with past practice and in an aggregate amount not exceeding $250,000;

(j) made any capital expenditures or commitments therefor, except in the ordinary course of business and as contemplated in its existing capital expenditures budget;

(k) made any loan to, or entered into any other transaction with, any of its directors or officers, other than the advancement of expenses in the ordinary course of business consistent with past practice;

(l) (i) terminated, entered into, established, adopted, amended, modified or materially increased benefits under or made new grants or awards under, any Plan, or any trust agreement related thereto, (ii) taken any action to accelerate the vesting or exercisability of any unvested units, (iii) granted or increased any material severance or termination pay to any employee of the Company or any of its Subsidiaries or (iv) entered into any material employment agreement (or materially amended any existing employment agreement) with any employee of the Company or any of its Subsidiaries;

(m) increased compensation payable to any existing employee of the Company or any of its Subsidiaries, other than in connection with promotions in the ordinary course of business;

(n)  established, adopted or amended any collective bargaining agreement;

(o)  created, incurred, assumed or suffered to exist or otherwise become liable with respect to any Indebtedness other than (i) Indebtedness owed to the Company or any wholly-owned Subsidiary of the Company, (ii) any draw-down of funds under its revolving credit facilities in the ordinary course of business consistent with past practice, (ii) letters of credit issued under its credit facilities in the ordinary course of business consistent with past practice or (iii) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any Indebtedness existing on the date of this Agreement and in amounts not materially in excess of such existing Indebtedness;

(p) entered into, amended or modified in any material respect or terminated any Material Contract (or any other contract which, had it not been so amended, modified or terminated, would have constituted a Material Contract), other than in the ordinary course of business;

(q) changed the Company’s method of accounting, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(r) settled, or offered or proposed to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries; or

(s) agreed, resolved or committed to do any of the foregoing.

4.07   Title to Properties.

(a) Except as set forth on the Liens Schedule, the Company and its Subsidiaries own good and marketable title to, or hold pursuant to valid and enforceable leases, all of the material tangible personal property shown to be owned or leased by them on the 2012 Balance Sheet or acquired after the date of the 2012 Balance Sheet, free and clear of all Liens, except for Permitted Liens.

(b) The leased real property at the addresses listed on the Real Property Schedule (the “Leased Real Property”) constitutes all of the real property leased by the Company or its Subsidiaries. The leases under which the Company and its Subsidiaries lease the Leased Real Property (the “Real Property Leases ”) are in full force and effect, and the Company or a Subsidiary of the Company holds a valid and enforceable leasehold interest in the Leased Real Property to which each Real Property Lease relates, subject to the application of any bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies, and such leasehold interests shall be free and clear of all Liens, licenses, covenants, rights of way and subleases as of the Closing Date, except Permitted Liens and as set forth on the Real Property Schedule. The Real Property Schedule sets forth a complete and accurate list of the Real Property Leases. The

Company has delivered or made available to the Purchaser complete and accurate copies of each Real Property Lease, and no Real Property Lease has been modified in any respect, except as disclosed on the Real Property Schedule. Neither the Company nor any of its Subsidiaries is in breach or default in any material respect under, and no event or circumstance has occurred which, with notice or lapse of time or both, would constitute a breach or default in any material respect under or permit termination under, any Real Property Lease. To the knowledge of the Company, no other party (other than Company and its Subsidiaries) to any Real Property Lease is in breach of or default under such Real Property Lease in any material respect.

(c) The owned real property at the addresses listed on the Real Property Schedule (the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”) constitutes all of the real property owned by the Company or its Subsidiaries. With respect to each Owned Real Property, except as set forth on the Real Property Schedule: (i) the Company or one of its Subsidiaries (as the case may be) has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Liens, covenants, rights of way, leases and subleases as of the Closing Date, except Permitted Liens, (ii) neither the Company nor its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, (iii) other than any rights of the Purchaser pursuant to this Agreement, there are no outstanding options, obligations to reconvey, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, (iv) neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein relating to the business of the Company and its Subsidiaries, (v) to the Company’s knowledge, none of the structures on such Owned Real Property encroach upon real property of another Person, and no structure of any other Person substantially encroaches upon such Owned Real Property and (vi) such Owned Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, do not, to the Company’s knowledge, constitute a nonconforming use under any applicable building, zoning, subdivision or other land use or similar applicable Law.

(d) The property and assets owned or leased by the Company or any of its Subsidiaries, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Company or any Subsidiary of the Company and are adequate to conduct such businesses as currently conducted.

4.08   Tax Matters. Except as set forth on the Taxes Schedule:

(a) (i) The Company and its Subsidiaries have filed all material Tax Returns that are required to be filed by them (taking into account any extensions of time to file), (ii) all such Tax Returns were true and complete in all material respects, and (iii) the Company and its Subsidiaries have paid or properly accrued all Taxes shown as due on such Tax Returns. All material Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued.

(b) No material Tax audits or administrative or judicial Tax proceedings are pending, threatened in writing or being conducted with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from any taxing authority any (i) written notice indicating an intent to open an audit or other review or (ii) written notice of deficiency or proposed adjustment for any amount of material Tax that has not been fully paid or settled. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency.

(c) Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or any of its Subsidiaries), (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract or (iii) is party to any Tax Sharing Agreement.

(d) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction within the two-year period ending on the date of this Agreement that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(e) There are no Liens for material Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(f) For U.S. federal income tax purposes, (i) each of the Company and Bolthouse Juice Products, LLC is treated as a partnership and (ii) each of Bolthouse Juice Holdings, LLC, Fresh Logistics, LLC, Bolthouse Farms Japan and Bolthouse do Brazil, Ltd. is treated as an entity disregarded from its owner.

(g) (i) The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes) were adequate to cover Tax liabilities accruing through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, and (ii) since the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, neither the Company nor any of its Subsidiaries has engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would materially impact any Tax liability of the Company or any of its Subsidiaries.

(h) There are no requests for rulings or determinations in respect of any Tax pending in writing between the Company or any of its Subsidiaries and any Taxing Authority; and since the date of the 2012 Balance Sheet, none of the Representative, the Company, any of the Company’s Subsidiaries or any Affiliate of the Representative has, to the extent it would increase the aggregate Tax liability of the Company or its Subsidiaries for any Tax period, made or changed any material Tax election, changed any annual Tax accounting period, adopted or changed any material method of Tax accounting, filed any material amended Tax Return, entered into any closing agreement with respect to a material amount of Taxes, settled any material Tax claim or assessment, or surrendered any right to claim a material Tax refund, offset or other reduction in Tax liability.

(i) Subsection (i) of the Taxes Schedule contains a list of all jurisdictions (whether foreign or domestic) in which any income Tax Return is currently filed by the Company or any of its Subsidiaries.

(j) (i) None of the Company and any of the Company’s Subsidiaries is a direct or indirect beneficiary of a guarantee of tax benefits or any other arrangement that has the same economic effect (including an indemnity from a seller or lessee of property, or other insurance) with respect to any transaction or tax opinion relating to the Company or any of its Subsidiaries; and (ii) none of the Company and any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations.

(k) (i) Neither the Company nor any of its Subsidiaries will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period made prior to the Closing; (ii) neither the Company nor any of its Subsidiaries has an overall foreign loss (within the meaning of Section 904(f) of the Code) and (iii) neither the Company nor any of its Subsidiaries will be required to include for a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period as a result of the installment method or the look-back method (as defined in Section 460(b) of the Code).

(l) Subsection (l) of the Taxes Schedule contains a list of each Tax Grant. The Company and its Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and the transactions contemplated by this Agreement will not adversely affect the eligibility of the Company or any of its Subsidiaries for any Tax Grant

(m) Neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company or any of its Subsidiaries, e.g., a private letter ruling, affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

4.09   Contracts and Commitments.

(a) Except as set forth on the Contracts Schedule, neither the Company nor any of its Subsidiaries is party to any written or oral:

(i)  collective bargaining agreement or contract with any labor union;

(ii)  bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 4.13 or the Disclosure Schedules relating thereto;

(iii) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base compensation in excess of $200,000 per year;

(iv) agreement or indenture relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien (other than Permitted Liens) on any material portion of the assets of the Company and its Subsidiaries;

(v) guaranty of any Indebtedness or other obligations or liabilities involving more than $250,000;

(vi) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $250,000;

(vii) lease or agreement under which it is lessor of or permits any third party to hold or operate any of its personal property, for which the annual rental exceeds $250,000;

(viii) contract or group of related contracts with the same party or group of related parties (with a group of growers not being considered related parties for such purpose), other than standard purchase orders or pricing agreements, for the purchase by the Company or its Subsidiaries of products or services which provided for annual payments (based on the trailing twelve-month period ending on the date of the Latest Balance Sheet) from the Company and its Subsidiaries in excess of $1,500,000;

(ix) contract or group of related contracts with a customer (other than standard purchase orders or pricing agreements) that provided for annual revenues (based on the trailing twelve-month period ending on the date of the Latest Balance Sheet) to the Company and its Subsidiaries in excess of $5,000,000;

(x) agreement relating to any material business acquisition or disposition by the Company or any of its Subsidiaries since January 1, 2007;

(xi) license or agreement relating to (A) any third-party Intellectual Property that is material to the Company or any of its Subsidiaries or (B) any material Company Intellectual Property;

(xii) contract which (A) limits in any material respect the freedom of the Company or any of its Subsidiaries to engage in any business anywhere in the world or with any Person or which would so limit the Surviving Entity or any of its Affiliates following the Closing or (B) contains “most favored nation” obligations binding on the Company or any of its Subsidiaries;

(xiii) contract which, prior to the date hereof, was not set forth in the Company's electronic data room located at https://datasite.merrillcorp.com and which binds or purports to bind Affiliates of the Company or any of its Subsidiaries or the Purchaser or any of its Affiliates (other than the Surviving Entity and its Subsidiaries) following the Closing;

(xiv) all material agency, dealer, distribution, non-employee sales representative, broker, marketing or other similar agreements;

(xv) all material co-packing, production, manufacturing or similar agreements; and

(xvi)  any partnership,  joint venture or other similar agreement or arrangement.

(b) The Purchaser either has been supplied with, or has been given access to, a true and correct copy of all contracts listed or required to be listed on the Contracts Schedule (the “Material Contracts”), together with all amendments, waivers or other changes thereto.

(c) With respect to each Material Contract: (i) such contract is a valid and binding agreement of the Company and/or its Subsidiaries, as applicable, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies; (ii) none of the Company or any of its Subsidiaries is in breach or default in any material respect, nor has the Company or any of its Subsidiaries taken any action or any event or circumstance occurred which, with notice or lapse of time or both, would constitute a breach or default in any material respect, or permit termination, material modification or acceleration or loss of a material benefit, as applicable, under such contract; and (iii) to the Company’s knowledge, no other party is in breach or default in any material respect under such contract.

4.10   Intellectual Property.

(a) The Intellectual Property Schedule sets forth a complete and accurate list of all of the following included in the Company Intellectual Property: (i) patents and patent applications; (ii) trademark and service mark registrations and applications; (iii) Internet domain names; and (iv) registered copyrights (collectively, the “Registered Intellectual Property”). The Company and its Subsidiaries have exercised their reasonable business judgment in the protection and maintenance of the Registered Intellectual Property, and have taken all commercially reasonable steps necessary to protect and maintain their rights in all material Registered Intellectual Property (including the payment of all applicable maintenance fees and the filing of applicable statements of use).

(b) Except as set forth on the Intellectual Property Schedule: (i) the Company and/or its Subsidiaries, as the case may be, are the sole and exclusive owners of all of the material Company Intellectual Property (including all Registered Intellectual Property) and hold all their right, title and interest in and to all of the Company Intellectual Property and Licensed Intellectual Property free and clear of all Liens except Permitted Liens; (ii) neither the Company nor any of its Subsidiaries nor the conduct of their respective businesses infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any other Person in any respect material to the Company or any of its Subsidiaries (or has done so at any time within the preceding six (6) year period); (iii) none of the Registered Intellectual Property has been adjudged invalid or unenforceable in whole or in part, and, to the Company’s knowledge, all of such Registered Intellectual Property is valid and enforceable; (iv) to the Company’s knowledge, the Company Intellectual Property has not been infringed, misappropriated, diluted or otherwise violated by any Person; and (v) the Company and its Subsidiaries own or have the valid right to use all Intellectual Property necessary for, or used or held for use respectively by them in, the operation of their respective businesses, except for any failure to own or have such right to use that have not had and would not have a Material Adverse Effect.

(c) There is no claim, action, suit, investigation or proceeding pending or, to the Company’s knowledge, threatened to the Company in writing in which it is alleged that the Company or any of its Subsidiaries, or any of their respective present or former officers, directors or employees, in each case with respect to the operations of the business of the Company or any of its Subsidiaries, is infringing, misappropriating, diluting or otherwise violating any Intellectual Property, or the right of publicity or privacy, of any Person (or has done so at any time within the preceding six (6) year period), and during the two (2) year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of any such allegation (including any offer to license Intellectual Property that could reasonably be interpreted as alleging infringement, misappropriation, dilution or other violation of any Person’s Intellectual Property).

(d) The Company and its Subsidiaries take reasonable steps in accordance with normal industry practice to protect their material trade secrets and the confidentiality of any other material Company Intellectual Property the value of which is contingent upon maintaining the confidentiality thereof.

(e) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to protect and maintain the security and integrity of the IT Assets and to protect them against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting code or elements. To the Company’s knowledge, the IT Assets: (i) operate and perform in all material respects in accordance with their specifications and documentation and as required for the conduct of the respective businesses of the Company and its Subsidiaries; (ii) have not materially malfunctioned or failed within the past two (2) years; (iii) are free from defects, viruses, worms, Trojan horses or similar flaws or harmful programs; and (iv) have not been the subject of any actual or attempted intrusion or unauthorized access. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with normal industry practice.

4.11 Litigation. Except as set forth on the Litigation Schedule, there are no charges, complaints, suits, investigations or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, before or by any Governmental Authority which (a) seeks more than $100,000 in damages or has as its principal remedy injunctive relief, or (b) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereunder, and neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, injunction, ruling or decree of any court or other Governmental Authority.

4.12 Governmental Consents. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and except as set forth on the Governmental Consents Schedule, no material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required to be obtained by the Company or its Subsidiaries in connection with the execution, delivery or performance of this Agreement by the Company or the consummation of the transactions contemplated hereby.

4.13   Employee Benefit Plans.

(a) Except as listed on the Employee Benefits Schedule, with respect to employees of the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries maintains, sponsors, administers or contributes to (or has any obligation to contribute to) or has any material liability with respect to any (i) “employee benefit plan” (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) compensation, employment, individual consulting, severance, termination protection, change in control, transaction bonus or retention plan, agreement, arrangement, program or policy, or (iii) other material compensation or benefit plan, program, policy or arrangement covering any employee or former employee of the Company or any of its Subsidiaries (or their dependents), in each case whether or not written (collectively referred to as the “Plans”). Each of the Plans that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the Internal Revenue Service or is a prototype plan that is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype plan and, to the Company’s knowledge, there are no facts or circumstances that would reasonably be expected to jeopardize the qualification of such Plan. The Plans comply in form and in operation in all material respects with their terms and in all material respects with the requirements of the Code and ERISA.

(b) With respect to the Plans, (i) all required contributions have been made or properly accrued and (ii) there are no actions, suits or claims pending or, to the Company’s knowledge, threatened, other than routine undisputed claims for benefits.

(c) No Plan is subject to Title IV of ERISA and neither the Company nor any of the Company’s Subsidiaries maintains, sponsors, administers contributes to (or has any obligation to contribute to) or has any liability with respect to, or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan. Neither the Company nor any of its Subsidiaries has, nor could any such entities reasonably be expected to have, any liability under Title IV of ERISA with respect to any Plan subject to Title IV of ERISA sponsored, maintained, administered or contributed or required to be contributed to by the Company or any ERISA Affiliate of the Company prior to the Closing.

(d) The Company has made available to the Purchaser current, true and complete copies of, to the extent applicable, (i) each Plan, (ii) the most recent determination letter received from the Internal Revenue Service regarding each Plan, if any, (iii) the most recent summary plan description, (iv) the latest Form 5500 annual report schedules, and audited financial statements, if any, for each Plan and (v) any related trust agreement or other funding instrument for each Plan.

(e) Except as set forth on the Employee Benefits Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries to any payment or benefit under any Plan, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Plan or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, the Purchaser, to merge, amend or terminate any Plan.

(f) Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Plan provides or promises, any post-employment or post-retirement medical, dental, hospitalization or life insurance benefits (whether insured or self-insured) to any current or former director, officer, employee or individual independent contractor (other than coverage mandated by applicable Law).

4.14 Labor and Employment. Neither the Company nor any of its Subsidiaries is party to, or is currently negotiating in connection with entering into, any collective bargaining agreements or relationships applicable to persons employed thereby, and to the Company’s knowledge, no union organizing efforts are underway with respect to such persons. Except as set forth on the Labor and Employment Schedule, (A) the Company and its Subsidiaries are being, and since January 1, 2008 have been, operated in compliance in all material respects with all applicable Laws relating to labor, employment, and employment practices, including those relating to wages, hours, equal employment opportunity, discrimination, work authorization, immigration, employee classification, and payment and withholding of taxes, and (B) there are no unfair labor practice charges or complaints or labor arbitrations or grievances pending, or, to the Company’s knowledge, threatened, against the Company or any of its Subsidiaries. There is no strike, slowdown, work stoppage or lockout, or, to the Company’s knowledge, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries. There are no material charges, complaints, suits or proceedings against the Company or any of its Subsidiaries alleging breach or violation of any labor or employment Law.

4.15 Insurance. The Insurance Schedule lists each material insurance policy maintained by the Company and its Subsidiaries. Each such insurance policy is in full force and effect, all premiums due thereon have been paid, and neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any such insurance policy. There is no claim by the Company or any Subsidiary of the Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. Except as set forth on the Insurance Schedule, neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs.

4.16   Compliance with Laws; Licenses and Permits.

(a) Except as set forth on the Compliance with Laws Schedule, the Company and each of its Subsidiaries are, and since January 1, 2008 have been, in compliance in all material respects with all applicable Laws of all applicable Governmental Authorities and, to the Company’s knowledge, neither the Company or any Subsidiary of the Company is under investigation with respect to, or has been since January 1, 2008, threatened to be charged with or given notice of any violation of, any applicable Law.

(b) Without limiting the generality of Section 4.16(a), the Company and each of its Subsidiaries has since January 1, 2008 been, and the products and inventory of the Company and its Subsidiaries have since January 1, 2008 been manufactured, distributed, developed, labeled, packaged, advertised, sold or otherwise processed, in compliance in all material respects with all Food Safety and Marketing Laws, and no claim has been filed against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any other Person that manufactures, distributes, develops, labels, packages, advertises, stores or otherwise processes any products on behalf of the Company or any of its Subsidiaries, alleging a violation of any such Food Safety and Marketing Laws which, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has, since January 1, 2008, as of the date of shipment, released products that are “adulterated,” “misbranded,” “contaminated,” or “mislabeled” in any material respect within the meaning of any applicable Food Safety and Marketing Laws, or otherwise unfit for human consumption under any applicable Food Safety and Marketing Laws. Each of the products produced or sold by the Company and its Subsidiaries has conformed since January 1, 2008 in all material respects to any promises or affirmations of fact made on the container or label or marketing materials for such product or in connection with its sale. Since January 1, 2008 there have been no claims, actions, suits, arbitrations, examinations or investigations, hearings, inquiries or proceedings by or before any Governmental Authority pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries for product liability, in each case, in respect of any product manufactured, sold or distributed at any time by or on behalf of the Company or any of its Subsidiaries, including any claim, action, suit, arbitration, examination or investigation, hearing, inquiry or proceeding on account of any express or implied warranty, except for normal returns and allowances. Since January 1, 2008, there have not been any recalls, whether voluntary, required by any Governmental Authority or otherwise, of any products manufactured, distributed or sold by the Company or its Subsidiaries. Since January 1, 2008, each of the products produced or sold by the Company and its Subsidiaries is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with all applicable Laws and (ii) fit for the ordinary purposes for which it is intended to be used. There is no design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Laws, and current industry practice with respect to its contents and use.

(c) The Permits Schedule correctly describes each material license, franchise, permit, certificate, approval or other authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries (the “Permits”), together with the name of the Governmental Authority issuing such Permit. Except as set forth on the Permits Schedule, (i) the Permits are valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby, except, in each case, for such items which would not, individually or in the aggregate, be material. No suspension or cancellation is threatened of any Permits, except for such Permits where the suspension or cancellation thereof would not, individually or in the aggregate, be material.

4.17   Environmental Compliance.  Except as set forth on the Environmental Schedule:

(a) The Company and its Subsidiaries are, and since January 1, 2008 have been, in material compliance with all Environmental Requirements.

(b) The Company and its Subsidiaries have obtained and possess all material licenses, franchises, permits, certificates, approvals or other authorizations required under Environmental Requirements and are in material compliance with all terms and conditions of all licenses, franchises, permits, certificates, approvals or other authorizations held by them.

(c) Neither the Company nor any Subsidiary thereof has received any written notice of material violation of Environmental Requirements, or notice of material liability arising under Environmental Requirements or relating to Hazardous Materials, including with respect to any investigatory, remedial or corrective obligation, relating to the Company, its Subsidiaries or their current or former properties, businesses or facilities, the subject of which is unresolved or for which any costs, liabilities or obligations remain outstanding.

(d) There are no material charges, complaints, suits, investigations or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, pursuant to Environmental Requirements or relating to Hazardous Materials.

(e) Neither the Company nor any of its Subsidiaries is subject to any material judgment, order, injunction, ruling or decree of any court or other Governmental Authority that is outstanding and was issued pursuant to Environmental Requirements.

(f) Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, no Hazardous Material has been discharged, disposed of, arranged for disposal, dumped, injected, pumped, deposited, spilled, leaked, emitted, released or threatened to be released either (i) by the Company or any of its Subsidiaries or (ii) at, into, through, under, on, to or from any property now or previously owned, leased or operated by the Company or any of its Subsidiaries.

(g) The Company has made available to Purchaser all environmental site assessments, audit reports, studies, tests, reviews or other analyses relating to the Company or any Subsidiary thereof, or any of their respective current or former properties, businesses or facilities, to the extent such documents are in the possession, custody or control of the Company or any Subsidiary thereof.

(h) Neither the Company nor any of its Subsidiaries owns, leases or operates any real property in New Jersey or Connecticut.

4.18 Affiliated Transactions. Except as set forth on the Affiliated Transactions Schedule, (a) no officer, director, equity holder or Affiliate of the Company or any of its Subsidiaries and (b) no Affiliate, “associate” or member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 of the 1934 Act, respectively) of any Person referred to in the foregoing clause (a), in each case other than the Company and its Subsidiaries, is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any material interest in any material property used by the Company or any of its Subsidiaries.

4.19 Brokerage. Except as set forth on the Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Unitholder or the Company.

4.20 Inventories. The inventories set forth in the 2012 Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP. Since the date of the 2012 Balance Sheet, the inventories of the Company and its Subsidiaries have been maintained in the ordinary course of business, except for any failure to maintain such inventories which would not, individually or in the aggregate, be material. All such inventories are owned free and clear of all Liens, except for Permitted Liens and as set forth on the Inventories Schedule. All of the inventories recorded on the 2012 Balance Sheet consist of, and all inventories of the Company and its Subsidiaries on the Closing Date will consist of, items of a quality usable or saleable in the normal course of business consistent with past practices and are and will be in quantities sufficient for the normal operation of the business of the Company and its Subsidiaries in accordance with past practice, except for where such a failure to be so usable and saleable would not, individually or in the aggregate, be material.

4.21 Receivables. All accounts, notes receivable and other receivables (other than receivables collected since the date of the 2012 Balance Sheet) reflected on the 2012 Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Company and its Subsidiaries as of the Closing Date will be, valid and genuine, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the 2012 Balance Sheet. All accounts, notes receivable and other receivables arising out of or relating to such business of the Company and its Subsidiaries as of the date of the 2012 Balance Sheet have been included in the 2012 Balance Sheet.

4.22 Suppliers. Since January 1, 2012, the Company has not received any written notice from any material supplier threatening to cease supplying products to the Company.

4.23 Customers. Since January 1, 2012, the Company has not received written notice from any material customer threatening to cease dealing with the Company or any Subsidiary of the Company and no material customer has canceled, materially adversely modified, or otherwise terminated its relationship with the Company or its Subsidiaries, or otherwise materially decreased the volumes or dollar amounts or products ordered or purchased, nor to the knowledge of the Company, has any material customer communicated any intention to do any of the foregoing.

4.24 Foreign Corrupt Practices Act. Since January 1, 2008, neither the Company nor any of its Subsidiaries has violated in any material respect, or committed any act or made any payment in violation in any material respect of, or that requires disclosure under, the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Unitholders and the Company that:

5.01 Organization and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder. The Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder.

5.02 Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by the Purchaser and the Merger Sub and the consummation by the Purchaser and the Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all requisite organizational action, and no other proceedings on the part of the Purchaser and the Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement. The execution, delivery and performance of this Agreement by the Purchaser and the Merger Sub and the consummation by the Purchaser and the Merger Sub of the transactions contemplated hereby do not conflict with, constitute a default under, result in a breach or violation of, or result in the creation of any Lien (other than Permitted Liens) upon any assets of the Purchaser and the Merger Sub under, the provisions of the Purchaser’s and the Merger Sub’s certificates or articles of incorporation or bylaws (or equivalent organizational documents), any material contract to which the Purchaser or the Merger Sub is party, or any Law to which the Purchaser or the Merger Sub is subject, except as would not have a material adverse effect on the Purchaser or the Merger Sub or their ability to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and the Merger Sub and, assuming that this Agreement is a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Purchaser and the Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03 Governmental Consents. Except for the applicable requirements of the HSR Act, no material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required to be obtained by the Purchaser or the Merger Sub in connection with the execution, delivery or performance of this Agreement by the Purchaser or the Merger Sub or the consummation of the transactions contemplated hereby.

5.04 Litigation. There are no charges, complaints, suits or proceedings pending or, to the Purchaser’s knowledge, threatened against the Purchaser or the Merger Sub, at law or in equity, before or by any Governmental Authority which would adversely affect the Purchaser’s or the Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby. Neither the Purchaser nor the Merger Sub is subject to any outstanding judgment, order or decree of any court or other Governmental Authority which would reasonably be expected to adversely affect the Purchaser’s or the Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.05 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser or the Merger Sub.

5.06 Available Financing. The Purchaser shall have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date, including all amounts required to be paid under Section 2.02 hereof.

5.07 Purpose. The Merger Sub is a newly formed limited liability company, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Prior to the date hereof, the Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. The Merger Sub is a wholly owned Subsidiary of the Purchaser.

ARTICLE 6

COVENANTS OF THE COMPANY

6.01   Conduct of the Business.

(a) From the date hereof until the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its officers and key employees and (iii) maintain reasonably satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it; provided that, the foregoing notwithstanding, the Company and its Subsidiaries may use all available cash to repay any Indebtedness and to pay Transaction Expenses prior to the Closing.

(b) From the date hereof until the Closing Date, except as otherwise expressly permitted by this Agreement or the Conduct of the Business Schedule or consented to in writing by the Purchaser (which consent will not be unreasonably withheld or delayed), and except for the Paying Agent Agreement, the Company shall not, and shall not permit any Subsidiary of the Company to:

(i) enter into any contract which binds or purports to bind Affiliates of the Company or any of its Subsidiaries or the Purchaser or any of its Affiliates (other than the Surviving Entity and its Subsidiaries) following the Closing; or

(ii) take any action which, if such action had been taken during the time period covered by Section 4.06, would require disclosure pursuant to Section 4.06.

6.02 Access to Books and Records. From the date hereof until the Closing Date, the Company shall provide the Purchaser and its authorized representatives (the “Purchaser’s Representatives”) with access during normal business hours and upon reasonable notice to the offices, properties, officers, books and records of the Company and its Subsidiaries. Without limiting the generality of the foregoing, the Company shall use commercially reasonable efforts to furnish to the Purchaser as promptly as practicable financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by the Purchaser to satisfy any disclosure requirements applicable to Purchaser under Regulation S-X of the Securities Act of 1933, as amended, and other applicable securities Laws. The Purchaser acknowledges that, prior to the Closing, it remains bound by the confidentiality agreement, dated March 29, 2012 by and between Parent and the Company (the “Confidentiality Agreement”). Additionally, the Confidentiality Agreement shall survive any termination of this Agreement for a period of 24 months following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term shall be automatically amended to be extended for such additional 24 months).

6.03   Regulatory Filings.

(a) The Company shall make or cause to be made all filings and submissions required of the Company under the HSR Act or any other Laws applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated herein (including, as promptly as practicable, and in any event within ten (10) business days after the date hereof, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby), and shall use reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things that are necessary, proper or advisable to obtain all consents and approvals required by such filings and submissions.

(b) In furtherance of Section 6.03(a), the Company shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (ii) use reasonable best efforts to cause the waiting periods or other requirements under the HSR Act and all other applicable antitrust and competition laws to terminate or expire at the earliest possible date (including with respect to filings under the HSR Act, seeking “early termination” of the waiting period under the HSR Act). The Company shall (A) promptly notify the Purchaser of any written communication to the Company or its Affiliates from any Governmental Authority with respect to this Agreement and, subject to applicable Law, permit the Purchaser to review in advance any proposed written communication to such Governmental Authority (and consider in good faith the views of the Purchaser in connection therewith); (B) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the

Purchaser in advance and, to the extent permitted by such Governmental Authority, gives the Purchaser the opportunity to attend and participate thereat; and (C) furnish the Purchaser with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any Governmental Authority or members of its staff on the other hand, with respect to this Agreement. Notwithstanding the foregoing, prior to the Company or any of its Subsidiaries agreeing to or undertaking any action described in or contemplated by this Section 6.03 that would reasonably be expected to impact the Company or any of its Subsidiaries after the Effective Time, the Company shall obtain the prior written consent of the Purchaser.

6.04 Conditions. The Company shall use commercially reasonable efforts to cause the conditions set forth in Section 3.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article 3 hereof (other than those to be satisfied at the Closing).

6.05 Notification. From the date hereof until the Closing Date, the Company shall promptly disclose to the Purchaser in writing:

(a) any material variances from the representations and warranties contained in Article 4, and any fact or event that constitutes a material breach of the covenants in this Agreement made by the Company, as applicable;

(b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d) any material action, suit, claim, investigation or proceeding commenced or, to the Company’s knowledge, threatened against the Representative or the Company or any of its Subsidiaries that, in each case, relates to the consummation of the transactions contemplated by this Agreement.

6.06   Tax Covenants.

(a) Without the prior written consent of the Purchaser, none of the Representative, the Company, any of the Company’s Subsidiaries and any Affiliate of the Representative shall, to the extent it would increase the aggregate Tax liability of the Company or its Subsidiaries for any Tax period, make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment.

(b) The Representative shall prepare or cause to be prepared in the ordinary course of business and consistent with past practice (except as otherwise required by Law or this

Agreement), and timely file (taking into account any extension of time within which to file), all Tax Returns that are required to be filed by the Company and its Subsidiaries on or before the Closing Date and timely pay or cause to be paid all Taxes due and payable with respect thereto, and (ii) deliver copies of such income and other material Tax Returns to the Purchaser following the date on which such Tax Returns are filed.

6.07 Information Statement; Unitholder Consent. Following the date of this Agreement, the Company shall prepare and distribute (or cause the Paying Agent to distribute) to all Unitholders (other than the Consenting Unitholders) an information statement describing this Agreement and the transactions contemplated hereby (the “Information Statement”). Each of Purchaser and Merger Sub will furnish to the Company such information relating to it as may be reasonably requested by the Company for inclusion into the Information Statement. Prior to distributing the Information Statement to such Unitholders, the Company shall provide Purchaser a reasonable opportunity to review and to propose comments on such document, and the Company shall consider such comments in good faith. In connection with the distribution of the Information Statement, the Company will request (and shall use commercially reasonable efforts to cause) each Unitholder (other than the Consenting Unitholders) to join and become a party to the Unitholder Consent.

6.08 Excluded Liabilities. The parties hereto covenant and agree that the Excluded Liabilities shall be the sole responsibility of the Unitholders in accordance with the terms of this Agreement (including Sections 8.02(c) and 8.02(d)), and the Purchaser and the Company shall not have any liability for the Excluded Liabilities.

6.09 West Plant Disposition Structure. Purchaser and the Company agree that the Company may structure the disposition, sale or transfer of the West Plant, whenever consummated, in any manner the Company reasonably chooses, including for the purpose of minimizing taxes to the Company and its Subsidiaries and to the Unitholders; provided that any such structure will be subject to the prior written consent of the Purchaser (such consent not to be unreasonably withheld). Purchaser and the Representative agree to cooperate, including after the Closing, with respect to the Tax reporting of such disposition, sale or transfer. Prior to any disposition, sale or transfer by the Company (or the Representative or an Affiliate of the Representative) of the West Plant to a third party (other than to the Representative or one of its Affiliates (other than a portfolio company of the Representative or one of its Affiliates)), the Representative will give the Purchaser a customary right of first offer with respect to the acquisition of the West Plant.

ARTICLE 7

COVENANTS OF THE PURCHASER

7.01 Access to Books and Records. From and after the Closing, the Purchaser shall, and shall cause the Company and its Subsidiaries to, provide the Representative and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by the Representative, until the later of (i) the seventh (7th) anniversary of the Closing Date or (ii) the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof, the Purchaser shall not, and shall not permit the Company or its Subsidiaries to, destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiaries for any period prior to the Closing Date without first giving reasonable prior notice to the Representative and offering to surrender to the Representative (on behalf of the Unitholders) such books and records or any portion thereof which the Purchaser or the Company may intend to destroy, alter or dispose of.

7.02 Notification. From the date hereof until the Closing Date, the Purchaser shall promptly disclose to the Company and the Representative in writing:

(a) any material variances from the representations and warranties contained in Article 5, and any fact or event that constitutes a material breach of the covenants in this Agreement made by the Purchaser or the Merger Sub, as applicable;

(b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d) any material action, suit, claim, investigation or proceeding commenced or, to its knowledge threatened against, the Purchaser or the Merger Sub that, in each case, relates to the consummation of the transactions contemplated by this Agreement.

7.03   Director and Officer Liability and Indemnification.

(a) For a period of six (6) years after the Closing, the Purchaser shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or otherwise modify any provision in the Company’s or any of its Subsidiaries’ operating agreement, certificate of incorporation, bylaws (or equivalent governing document) relating to the exculpation or indemnification of any current or former managers, directors and/or officers (each, a “ D&O Indemnitee”) (unless required by Law) from the form of such provisions as of immediately prior to the Effective Time, it being the intent of the parties that the D&O Indemnitees shall continue to be entitled to such exculpation and indemnification to the full extent permitted by Law.

(b) At the Closing, the Purchaser shall, or shall cause the Company to, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the D&O Indemnitees as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing. The cost of such tail insurance policy shall be borne 50% by the Purchaser, on the one hand, and 50% by the Unitholders (as a Transaction Expense), on the other hand. The Purchaser shall not, and shall cause the Company not to, cancel or change such insurance policies in any respect.

(c) In the event Purchaser, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case proper provision shall be made so that the successors and assigns of Purchaser or the Company, as the case may be, shall assume the obligations set forth in this Section 7.03.

(d) The D&O Indemnitees are express and intended third-party beneficiaries of the provisions of this Section 7.03 and shall be entitled to enforce the terms of this Section 7.03 as if they were each a party to this Agreement.

7.04   Employment and Benefit Arrangements.

(a) From and after the Effective Time, the Purchaser shall cause the Surviving Entity to honor all employment, severance, termination, consulting, retirement and other compensation and benefit plans, programs, policies, contracts, arrangements and agreements to which the Company and/or any of its Subsidiaries is a party, as such plans, programs, policies, contracts, arrangements and agreements are in effect on the date hereof (it being understood that this Section 7.04 shall not be deemed to prohibit the Purchaser or the Surviving Entity from amending, modifying, replacing or terminating such arrangements in accordance with their terms). For at least one year following the Effective Time, the Purchaser shall or shall cause the Surviving Entity to provide to employees of the Company or any of its Subsidiaries compensation and benefits that are substantially equivalent in the aggregate to the compensation and benefits provided to such employees immediately prior to the Effective Time. The Purchaser shall take all actions required so that employees of the Company and any of its Subsidiaries shall receive service credit for purposes of vesting, eligibility and determination of the amount of sick leave, vacations and severance benefits under any successor benefit or compensation plans, programs, policies, contracts, agreements and arrangements sponsored by the Purchaser or any of its Affiliates (including the Company or any of its Subsidiaries) (other than any equity-based plan or arrangement); provided, however, that such credit shall not result in a duplication of benefits and, for the avoidance of doubt, the Purchaser shall not be required to provide credit for such service for eligibility or benefit accrual purposes under any employee benefit plan of the Purchaser or the Surviving Entity that is a long-term incentive program, defined benefit pension plan or post-retirement medical plan. To the extent that the Purchaser or any of its Affiliates (including the Company or any of its Subsidiaries) modifies any coverage or benefit plan under which the employees of the Surviving Entity or any of its Subsidiaries participate prior to the end of the plan year that includes the Effective Time, the Purchaser shall use reasonable best efforts to waive or cause to be waived any applicable waiting periods, pre-existing condition exclusions or actively-at-work requirements and shall give such employees credit under the new coverages or benefit plans for deductibles, co-payments and out-of-pocket payments that have been paid during the plan year in which the Effective Date occurs. The Purchaser shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A Qualified Beneficiaries” as defined in Treasury Regulation § 54.4980B-9.

(b)   This Section 7.04 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, its Subsidiaries and the Surviving Entity and shall be binding on all successors and assigns of the Purchaser and the Surviving Entity. Without limiting the generality of Section 12.11, no provision of this Section 7.04 shall create any third party beneficiary or other rights in any current or former employee, independent contractor or other service provider (including any beneficiary or dependent thereof) of the Company or any of its Subsidiaries in respect of continued employment (or resumed employment) with the Surviving Entity and no provision of this Section 7.04 shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Plan or any plan or arrangement that may be established by the Purchaser or the Surviving Entity. No provision of this Agreement shall (i) be construed to establish, amend, or modify any Plan, or (ii) subject to compliance with the requirements of Section 7.04(a), constitute a limitation on rights to amend, modify or terminate after the Effective Date any Plan.

7.05 Employee Matters. Purchaser shall indemnify the Seller Indemnified Parties from and against any Losses that may be incurred by them under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), as amended, or under any state, local or foreign Law with respect to any plant or office closing, layoff or relocation occurring after the Closing as a result of any action taken by the Purchaser, the Surviving Entity or any of its Subsidiaries following the Closing Date or with respect to any obligation to provide notice, payment or any other benefit as a result of or arising out of any termination of employment of any employee of the Surviving Entity or any of its Subsidiaries following the Closing Date (other than with respect to any Losses attributable to any employee of the Surviving Entity or any of its Subsidiaries whose employment was terminated prior to the Closing). The Company and/or its Subsidiaries shall comply in all material respects with all obligations and liabilities for the provision of notice or payment in lieu of notice or any applicable penalties under the WARN Act or any similar state, local or foreign Law that result from the actions taken by the Company or any of its Affiliates prior to the Closing Date.

7.06   Regulatory Filings.

(a) The Purchaser shall make or cause to be made all filings and submissions required of the Purchaser under the HSR Act or any other Laws applicable to the Purchaser and the Merger Sub for the consummation of the transactions contemplated herein (including, as promptly as practicable, and in any event within ten (10) business days after the date hereof, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby), and shall use reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things that are necessary, proper or advisable to obtain all consents and approvals required by such filings and submissions. The “reasonable best efforts” of Purchaser shall not require Purchaser to agree to hold separate and divest or license any portion of the business or assets of the Company, Purchaser or any of their respective Affiliates, or to enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby.

(b) In furtherance of Section 7.06(a), Purchaser shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (ii) use reasonable best efforts to cause the waiting periods or other requirements under the HSR Act and all other applicable antitrust and competition laws to terminate or expire at the earliest possible date (including with respect to filings under the HSR Act, seeking “early termination” of the waiting period under the HSR Act). Purchaser shall (A) promptly notify the Representative of any written communication to Purchaser or its Affiliates from any Governmental Authority with respect to this Agreement and, subject to applicable Law, permit the Representative to review in advance any proposed written communication to such Governmental Authority (and consider in good faith the views of the Representative in connection therewith); (B) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the Representative in advance and, to the extent permitted by such Governmental Authority, gives the Representative the opportunity to attend and participate thereat; and (C) furnish the Representative with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any Governmental Authority or members of its staff on the other hand, with respect to this Agreement.

7.07 Conditions. The Purchaser shall use reasonable best efforts to cause the conditions set forth in Section 3.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article 3 (other than those to be satisfied at the Closing).

7.08 Contact with Customers and Suppliers. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing the Purchaser and the Purchaser’s Representatives shall contact and communicate with the employees, customers and suppliers of the Company and its Subsidiaries in connection with the transactions contemplated hereby only after prior consultation with and written approval of the Company or the Representative (which approval will not be unreasonably withheld or delayed).

7.09 Certain Dispute Matters. The parties hereto covenant to take such actions set forth in and comply with the terms of the Special Disputes Schedule.

ARTICLE 8

INDEMNIFICATION

8.01 Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties and the covenants and agreements contained in this Agreement shall survive the Closing solely for the purposes of this Article 8, Section 10.01(l) and Section 12.16 and shall terminate on September 30, 2013 (the “Survival Period Termination Date”), other than those covenants or agreements set forth in this Agreement which require performance after the Survival Period Termination Date, which shall survive until fully performed. No claim for indemnification under this Agreement for breach of any representation, warranty, covenant or agreement contained in this Agreement or any certificate or instrument delivered in connection with this Agreement may be made after the Survival Period Termination Date (other than in respect of those covenants or agreements set forth in this Agreement which require performance after the Survival Period Termination Date); provided that any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the Survival Period Termination Date if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such Survival Period Termination Date.

8.02 Indemnification from the Indemnity Escrow Account for the Benefit of the Purchaser Indemnified Parties.

(a) From and after the Closing (but subject to the provisions of this Article 8 (including Section 8.02(c)), Section 10.01(l), Section 12.16 and the Escrow Agreement), the Purchaser, its Affiliates, and their respective officers, directors, employees and agents (collectively, the “Purchaser Indemnified Parties”), shall be indemnified, as the sole and exclusive remedy for any action relating (directly or indirectly) to this Agreement and the transactions contemplated hereby, and only in accordance with the terms of the Escrow Agreement, solely by claims against the Indemnity Escrow Account (except as expressly set forth in this Agreement) in respect of any loss, liability, damage or expense (including reasonable legal fees and expenses of investigation) (“Losses”) incurred by the Purchaser Indemnified Parties, whether in connection with a third party claim or a claim solely between the parties, to the extent arising from (i) any breach of any representation or warranty (disregarding any qualifications as to materiality or Material Adverse Effect) of the Company set forth herein or in any certificate or instrument delivered in connection herewith or (ii) any breach of any covenant or agreement of the Company or the Representative set forth herein or in any certificate or instrument delivered in connection herewith, in each case regardless of whether such Losses arise as a result of the negligence, strict liability or any other liability under any theory of law or equity; provided that, except in respect of any Fundamental Representation, no claims by a Purchaser Indemnified Party may be asserted under Section 8.02(a)(i) unless and until the aggregate amount of Losses that would otherwise be payable thereunder from the Indemnity Escrow Account exceeds on a cumulative basis an amount equal to $2,500,000 (the “Deductible”), and then only in the amount by which such Losses exceed the Deductible.

(b) Subject to the immediately following sentence, any claims pursuant to Section 8.02(a) and Section 10.01(l) shall be satisfied solely from the Indemnity Escrow Account, and no Unitholder shall have any liability in respect of any such claims (except to the extent of such Unitholder’s interest or expectancy in the Indemnity Escrow Amount). Except (w) as provided in Section 12.16, (x) as provided in Section 1.09 for payments of a Shortfall Amount by the Representative, (y) in the case of willful actions undertaken in bad faith after the date of this Agreement and/or actual fraud or (z) in respect of the Excluded Liabilities (subsections (y) and (z) collectively, the “Excluded Claims”), recovery against the Indemnity Escrow Account pursuant to this Section 8.02 and the Escrow Agreement constitutes the Purchaser Indemnified Parties’ sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including, without limitation, any relating to environmental, health or safety matters or in any Exhibit, Disclosure Schedule, certificate or instrument delivered in connection herewith (it being understood that, except for the exceptions set forth in subsection (w), (x), (y) and (z) above, the aggregate amount of payments to which the Purchaser Indemnified Parties shall be entitled in satisfaction of claims for Losses under this Agreement shall in no event exceed the Indemnity Escrow Amount as of any applicable date (the “Cap”)).

(c) The Unitholders shall, severally and not jointly in accordance with their respective Common Percentages, indemnify and hold harmless the Purchaser Indemnified Parties from any Losses in respect of Excluded Claims; provided that, notwithstanding anything to the contrary in this Agreement, no Unitholder shall be required to indemnify any Purchaser Indemnified Party pursuant to, and no Unitholder shall have any liability under, this Agreement, including with respect to Losses related to Excluded Claims, in an amount in excess of the total cash proceeds received by such Unitholder pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, the Cap, the Deductible and the Survival Period Termination Date shall not apply to the indemnification obligations set forth in this Section 8.02(c).

(d) Notwithstanding anything to the contrary contained in this Agreement, no Purchaser Indemnified Party shall have any right to indemnification hereunder with respect to any Loss or alleged Loss to the extent the amount of such Loss was expressly taken into account in the calculation of Final Cash, Final Indebtedness, Final Net Working Capital, Pre-Closing Income Tax Amount or Final Transaction Expenses as finally determined pursuant to Section 1.08, it being understood that amounts in excess of what was expressly taken into account in such calculations (or that were not taken into account) may be taken into account for indemnification purposes. Without limiting the generality of the foregoing, including without limitation the Cap, no Purchaser Indemnified Party shall be entitled to indemnification for breach of any representation or warranty with respect to Taxes, including under Section 10.01(l), for Losses attributable to a Tax period, or portion thereof, beginning after the Closing except with respect to a breach of Section 4.08(c), 4.08(f), 4.08(k) or 4.08(l).

(e) Except in the case of actual fraud, the Purchaser Indemnified Parties may not avoid the limitations on liability set forth in this Article 8 by seeking damages for breach of contract or tort or pursuant to any other theory of liability, and the Purchaser hereby waives (on behalf of itself and the other Purchaser Indemnified Parties), from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action that the Purchaser Indemnified Parties may have against the Unitholders relating to the subject matter of this Agreement arising under or based upon any Law or otherwise. THE PURCHASER (ON BEHALF OF ITSELF AND THE OTHER PURCHASER INDEMNIFIED PARTIES) EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. THE PURCHASER UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. THE PURCHASER (ON BEHALF OF ITSELF AND THE OTHER PURCHASER INDEMNIFIED PARTIES) ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

(f) All payments made from the Indemnity Escrow Account or the Adjustment Escrow Account or otherwise pursuant to this Section 8.02 shall be treated by the parties as an adjustment to the proceeds received by the Unitholders pursuant to Article 2 hereof. The parties hereto agree that the Indemnity Escrow Account and the Adjustment Escrow Amount will be treated as a contingent installment obligation for United States federal and all applicable state and local income Tax purposes. Each of the parties hereto shall file all Tax Returns in a manner consistent with the foregoing.

(g) (i) Except for the Purchaser pursuant to Section 2.02(d), no Person (including, without limitation, the Unitholders and their Affiliates) shall have any obligation to fund the Indemnity Escrow Account, (ii) except for the amount to which the Purchaser shall have, prior to the Survival Period Termination Date, previously made a claim pursuant to the procedures set forth in this Article 8 or Section 10.01(l) and for which the obligations to indemnify, if any, shall not have been previously satisfied from the Indemnity Escrow Amount (the “Outstanding Escrow Claims”), title and all rights to any amounts remaining in the Indemnity Escrow Account shall automatically transfer to the Representative (on behalf of the Unitholders) on the Survival Period Termination Date, and (iii) the Purchaser shall take all actions reasonably necessary to cause the Escrow Agent to release such remaining amounts less the amount of the Outstanding Escrow Claims to the Representative (on behalf of the Unitholders) on the Survival Period Termination Date. As soon as the Outstanding Escrow Claims are resolved pursuant to the procedures set forth in this Article 8 or Section 10.01(l) , as applicable, the Purchaser shall cause the Escrow Agent to release any remaining cash held by the Escrow Agent pursuant to the terms of the Escrow Agreement to the Representative (on behalf of the Unitholders), which the Representative will deliver to the Unitholders in accordance with their Common Percentages (subject, in the case of amounts payable in respect of any Special Vesting Class B Common Units, to Section 10.05).

8.03   Indemnification by the Purchaser for the Benefit of the Seller Indemnified Parties.

(a) From and after the Closing (but subject to the provisions of this Article 8), the Purchaser shall indemnify the Unitholders and their respective Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) and hold them harmless against any Losses incurred by the Seller Indemnified Parties, whether in connection with a third party claim or a claim solely between the parties, to the extent arising from (i) any breach of any representation or warranty (disregarding any qualifications as to materiality or Material Adverse Effect) of the Purchaser or the Merger Sub set forth herein or in any certificate or instrument delivered in connection herewith or (ii) any breach of any covenant or agreement of the Purchaser or the Merger Sub set forth herein or in any certificate or instrument delivered in connection with herewith, in each case regardless of whether such Losses arise as a result of the negligence, strict liability or any other liability under any theory of law or equity; provided that, except in respect of any Fundamental Representation, no claims by a Seller Indemnified Party may be asserted under Section 8.03(a) unless and until the aggregate amount of Losses that would otherwise be payable thereunder exceed on a cumulative basis the Deductible, and then only in the amount by which such Losses exceed the Deductible. Any indemnification of the Unitholders pursuant to this Section 8.03 shall be effected by wire transfer of immediately available funds to an account designated by the Representative within 15 days after the final determination thereof. The indemnification paid to each Unitholder will be pro rata based upon its respective Common Percentage.

(b) Except (x) as provided in Section 1.09 for settlements from the Adjustment Escrow Amount or Section 12.16 and (y) in the case of actual fraud, from and after the Closing, indemnification pursuant to this Section 8.03 constitutes the Seller Indemnified Parties’ sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including, without limitation, any relating to environmental, health or safety matters or in any Exhibit, Disclosure Schedule, certificate or instrument delivered in connection herewith (it being understood that, absent actual fraud, the aggregate amount of payments to which the Seller Indemnified Parties shall be entitled in satisfaction of claims for Losses under this Article 8 shall in no event exceed an amount equal to the Indemnity Escrow Amount).

8.04 Mitigation. Each Person entitled to indemnification hereunder shall take steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which would reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith, in each case to the extent required by law.

8.05   Defense of Claims.

(a) Any Person making a claim for indemnification under Section 8.02 or Section 8.03 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) or the Representative (on behalf of the Unitholders), if applicable, of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or becoming aware of the facts giving rise to such claim (if not by a third party), describing the claim, the amount thereof (to the extent known and quantifiable) and the basis thereof; provided that the failure to so notify the Indemnitor shall not relieve the Indemnitor of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnitor.

(b) The Indemnitor shall be entitled to participate in the defense of any third party action, lawsuit, proceeding, investigation or other third party claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that, prior to assuming control of such defense, the Indemnitor must acknowledge that, subject to the limitations set forth in this Article 8, it would have an indemnity obligation for the Losses resulting from such claim under Section 8.02 or Section 8.03 (as applicable); and provided, further, that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose (it being understood that the fees and expenses of such separate counsel shall be borne by the Indemnitee, except that the Indemnitor shall pay the fees and expenses of such separate counsel (A) incurred by the Indemnitee prior to the date the Indemnitee assumes control of the defense of the third party claim or (B) if representation of both the Indemnitor and the Indemnitee by the same counsel would create a conflict of interest).

(c) Notwithstanding anything to the contrary in Section 8.05(b), the Indemnitor shall not be entitled to assume or maintain control of the defense of any third party claim and shall pay the fees and expenses of counsel retained by the Indemnitee if (i) the Indemnitor does not assume control of the defense of such third party claim in accordance with Section 8.05(b) within 30 days after delivery of the notice of such claim pursuant to Section 8.05(a), (ii) the claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) an adverse determination with respect to the claim would have a material adverse effect on the Company’s business relationship with a current material customer or supplier of the Company or its Subsidiaries, (iv) the claim seeks an injunction or equitable relief against the Indemnitee or any of its Affiliates or (v) the Indemnitor has failed or is failing to prosecute or defend vigorously the claim.

(d) If the Indemnitor shall control the defense of any such claim then the Indemnitor shall be entitled to settle such claim; provided that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if (i) pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or any of its Affiliates, (ii) such settlement does not expressly and unconditionally release the Indemnitee and its Affiliates from all liabilities and obligations with respect to such claim or (iii) the settlement amount would exceed the Cap.

(e) The Representative (on behalf of the Unitholders) shall act on behalf of all Indemnitors in the case of any claim with respect to which a Purchaser Indemnified Party is seeking indemnification from the Unitholders under Section 8.02 (with each Unitholder responsible for its portion of Representative’s costs and expenses in undertaking such representation (determined on a pro rata basis according to each such Unitholder’s Common Percentage)), and the Purchaser shall have the exclusive right to assert (and shall act on behalf of all Indemnitees in the case of) any claim with respect to which a Purchaser Indemnified Party is seeking indemnification from the Unitholders under Section 8.02. Any notice delivered to the Representative under this Section 8.05 shall be deemed to have been delivered to all of the Seller Indemnified Parties, and any notice delivered to the Purchaser under this Section 8.05 shall be deemed to have been delivered to all of the Purchaser Indemnified Parties.

8.06 Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 8.02 or Section 8.03 shall be calculated net of (i) any Tax Benefit actually received by an Indemnitee on account of such Loss and (ii) any insurance proceeds or any indemnity, contribution or other similar payment actually recovered by an Indemnitee from any third party with respect thereto. If an Indemnitee receives a Tax Benefit on account of a Loss after an indemnification payment is made to it with respect to such Loss, such Indemnitee shall promptly, but in no event later than 30 calendar days after such time that such Tax Benefit is actually realized by such Indemnitee, as and to the extent that such Tax Benefit is realized by such Indemnitee, pay to the Indemnitor (or, if the Indemnitee is a Purchaser Indemnified Party, to the Representative (on behalf of the Unitholders)) the amount of such Tax Benefit. For purposes hereof, “Tax Benefit” for any Indemnitee means (i) any refund of Taxes paid or (ii) the amount such Indemnitee’s liability for Taxes for the taxable period, calculated by excluding the relevant amount of credit, deduction, or Loss, would exceed such Indemnitee’s actual liability for Taxes for such period, calculated by taking into account the relevant amount of credit, deduction, or Loss, in each case computed at the highest marginal Tax rates applicable to the recipient of such benefit. A Tax Benefit shall be actually received, in the case of any refund of Taxes paid, upon the later of the receipt of the refund and the filing of the final Tax Return required to be filed and showing entitlement to such refunds, and in the case of a reduction of a liability for Taxes, upon the filing of a Tax Return showing such reduction in Tax liability. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination with respect to the Indemnitee’s liability for Taxes, and payments between the parties to this

Agreement to reflect such adjustment shall be made if necessary. Each Indemnitee shall seek recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery from a third party is received by any Indemnitee with respect to any Loss for which such Indemnitee has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of any expenses (consisting of collection costs and increased premiums directly related to such recovery) incurred by the Indemnitor in collecting such amount) shall promptly, but in no event later than 30 calendar days after receipt thereof, be paid to the Indemnitor (or, if the Indemnitee is a Purchaser Indemnified Party, to the Representative (on behalf of the Unitholders)). In no event shall the Purchaser Indemnified Parties be entitled to recover or make a claim for any amounts in respect of consequential, punitive or exemplary damages, except to the extent awarded or imposed by a court or other Governmental Authority pursuant to a third party claim.

8.07 Acknowledgment of the Purchaser. Each of the Purchaser and the Merger Sub acknowledges that in making its determination to proceed with the transactions contemplated by this Agreement it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries, and the Purchaser and the Merger Sub have relied on the results of their own independent investigation and the representations and warranties of the Company expressly and specifically set forth in this Agreement, including the Disclosure Schedules hereto. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company, its Subsidiaries and (except as expressly set forth in the Letters of Transmittal) the Unitholders to the Purchaser and the Merger Sub in connection with the transactions contemplated hereby, and the Purchaser and the Merger Sub understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company or its Subsidiaries, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets) are specifically disclaimed by the Company, its Subsidiaries and (except as expressly set forth in the Letters of Transmittal) the Unitholders. Except as expressly provided in this Agreement, the Company, its Subsidiaries and the Unitholders do not make or provide, and the Purchaser and the Merger Sub hereby waive, any warranty or representation, express or implied, as to the quality, merchantability, as for a particular purpose, or condition of the Company’s and its Subsidiaries’ assets or any part thereto. In connection with the Purchaser’s investigation of the Company and its Subsidiaries, the Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Purchaser is familiar with such uncertainties and that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, the Purchaser hereby acknowledges that none of the Company, its Subsidiaries or the Unitholders is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts.

8.08  Conflict with Respect to Tax Losses. Where the provisions of this Article 8  and Section 10.01(l) conflict, Section 10.01(l) shall govern with respect to Tax Losses.

ARTICLE 9

TERMINATION

9.01   Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Purchaser and the Representative (on behalf of the Unitholders and the Company);

(b) by the Purchaser, if there has been a material violation or breach by the Company of any covenant, representation or warranty contained in this Agreement that would prevent the satisfaction of any condition to the obligations of the Purchaser to consummate the Closing and such violation or breach has not been waived by the Purchaser or cured by the Company within ten (10) business days after receipt by the Representative of written notice thereof from the Purchaser;

(c) by the Representative (on behalf of the Unitholders and the Company), if there has been a material violation or breach by the Purchaser or the Merger Sub of any covenant, representation or warranty contained in this Agreement that would prevent the satisfaction of any condition to the obligations of the Company to consummate the Closing and such violation or breach has not been waived by the Representative or cured by the Purchaser and/or Merger Sub, as applicable, within ten (10) business days after receipt by the Purchaser of written notice thereof from the Representative (provided that neither a breach by the Purchaser of Section 5.06 hereof nor the failure to deliver the payments required under Section 2.02 at the Closing as required hereunder shall be subject to cure hereunder);

(d) by the Purchaser, if the transactions contemplated hereby have not been consummated on or before October 31, 2012; provided that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 9.01(d) if the Purchaser’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby by such date; or

(e) by the Representative, if the transactions contemplated hereby have not been consummated on or before October 31, 2012; provided that the Representative shall not be entitled to terminate this Agreement pursuant to this Section 9.01(e) if the Company’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby by such date.

9.02 Effect of Termination. In the event this Agreement is terminated by the Purchaser and/or the Representative as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 9.02 and Article 12 hereof which shall survive the termination of this Agreement, and other than the last sentence of Section 6.02 which shall survive the termination of this Agreement in accordance with its terms), and there shall be no liability on the part of any of the Purchaser, the Merger Sub, the Company or the Unitholders to one another, except for knowing or willful breaches of this Agreement prior to the time of such termination.

ARTICLE 10

ADDITIONAL COVENANTS

10.01 Tax Matters. The provisions of this Section 10.01 shall govern the allocation of responsibility as between the Purchaser, the Company and its Subsidiaries, on the one hand, and the Representative and the Unitholders, on the other hand, for certain Tax matters following the Closing:

(a) Tax Treatment of Transactions. The parties agree that for U.S. federal income tax purposes, the transactions contemplated by this Agreement shall be treated as a purchase by the Purchaser of the equity of the Company from the Unitholders, and no party shall take any position that is inconsistent with such treatment for U.S. federal income tax purposes or, where permissible, state or local Tax purposes.

(b) Purchase Price Allocation. The portion of the aggregate amount of the Merger Consideration that is attributable to the Unitholders’ interest in the assets of the Company and its Subsidiaries shall be determined and allocated among such assets for Tax purposes (including for purposes of section 1060 of the Code) and among the assets of Bolthouse Juice Products, LLC, where required for purposes of Section 751 of the Code, as provided in this Section 10.01(b) (the “Asset Allocation”). The Purchaser shall deliver to the Representative a statement (the “Allocation Statement”) setting forth in reasonable detail the Purchaser’s determination of the Asset Allocation within ninety (90) days after the Closing Date and shall also provide access to employees and service providers and any other information reasonably requested by the Representative for purposes of the Representative’s review of the Allocation Statement. The Representative shall have forty-five (45) days after receipt of such Allocation Statement within which to review and consent to the Purchaser’s determination. If the Representative has not consented to the Allocation Statement, the parties shall follow the procedures set forth in Section 1.08(b) to resolve any disagreements with respect to the Asset Allocation, including referring issues to the Dispute Resolution Auditor for resolution. Once the Asset Allocation is finalized in accordance with the above procedures, it shall be final and binding upon the Purchaser, the Unitholders, the Company and their respective Affiliates for all Tax purposes, and each such Person (i) shall file, or cause to be filed, all applicable Tax Returns, including IRS Forms 8308 and 8594 and the informational statements required pursuant to Treasury Regulation Section 1.751-1(a)(3), in accordance with such allocation and (ii) shall not take or permit its Affiliates to take any position on any Tax Return or in any proceeding relating to Taxes that is inconsistent with such allocation.

(c) Responsibility for Filing Tax Returns. The Purchaser shall prepare and timely file or cause to be prepared and timely filed all Tax Returns that relate to any Pre-Closing Tax Period for the Company and its Subsidiaries that have not yet been filed as of the Closing Date, and shall timely pay or cause to be timely paid any amount shown as due on such Tax Returns, which for the avoidance of doubt, shall not include any payment obligation with respect to income allocated pursuant to any income Tax Return of Fresh Logistics, LLC, Bolthouse Juice Holdings, LLC, or Bolthouse Juice Products, LLC, to the Company with respect to any period or portion thereof ending on or before the Closing Date to the extent such income must be reported under applicable law on a Tax Return of a Unitholder. To the extent the amount the Purchaser is required to pay or cause to be paid pursuant to the previous sentence is less than the Pre-Closing Income Tax Amount, Purchaser shall promptly pay in cash the amount of such difference to the Representative (for the benefit of the Unitholders) and to the extent the amount the Purchaser is required to pay or cause to be paid pursuant to the previous sentence is more than the Pre-Closing Income Tax Amount, the parties shall promptly cause the Escrow Agent to release from the Indemnity Escrow Amount an amount equal to such excess to the Purchaser unless and to the extent such excess would not have been incurred but for the fact that a Transaction Tax Deduction was included in the calculation of the Pre-Closing Income Tax Amount as deductible in a Pre-Closing Tax period but was properly deductible in a Tax period, or portion thereof, beginning after the Closing. All Tax Returns prepared by Purchaser pursuant to this Section 10.01(c) shall be prepared in a manner that is consistent with the past custom and practice of the Company and its Subsidiaries and applicable Law; provided, however, that Purchaser may prepare and file, and nothing herein shall be read to prevent, an election pursuant to Section 754 of the Code with respect to Bolthouse Juice Products, LLC, with respect to the taxable period that includes the transactions contemplated by this Agreement. At least 30 days prior to the date on which each such Tax Return is due, to the extent the Unitholders could be liable or responsible for any Taxes on such Tax Return or with respect to income allocated on such return including pursuant to this Agreement, the Purchaser shall submit such Tax Return (and all relevant work papers and other items required to understand such Tax Return or other items as reasonably requested by the Representative) to the Representative for the Representative’s review, comment and consent (not to be unreasonably withheld, conditioned or delayed). If the Representative has not consented to the filing of such Tax Returns, the parties shall follow the procedures set forth in Section 1.08(b) to resolve any disagreements with respect to such Tax Returns, including referring issues to the Dispute Resolution Auditor for resolution.

(d) Books and Records; Cooperation. The Purchaser and the Representative shall, and shall cause their respective representatives to, (i) provide the other party and its representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return that relates to a Pre-Closing Tax Period, review of the Allocation Statement, or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to the Company or any of its Subsidiaries, including any Flow-Through Tax Contests, and including by executing any powers of attorneys, and (ii) retain (until the expiration of any applicable statute of limitations) and provide the other party and its representatives with reasonable access to all records or information that may be relevant to any Tax Return, Allocation Statement, audit, examination or proceeding that relates to a Pre-Closing Tax Period and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided. The Purchaser and the Representative further agree, upon request, to use all commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or customer of the Company or any of its Subsidiaries or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(e) Flow-Through Tax Contests. Within 15 days of receipt of notice by the Purchaser, its Affiliates, the Company or any of its Subsidiaries, of any pending or threatened Tax audit, assessment, litigation or other proceeding that relate in whole or in part to one or more Pre-Closing Tax Periods of the Company, Fresh Logistics, LLC, Bolthouse Juice Holdings, LLC or Bolthouse Juice Products, LLC (“Flow-Through Tax Contest”), the Purchaser shall notify the Representative in writing of such Flow-Through Tax Contest. The Representative shall have the right to elect to control such Flow-Through Tax Contest at its own expense; provided that (i) the Representative’s counsel is reasonably satisfactory to the Purchaser, (ii) the Purchaser shall have the right to participate in such Flow-Through Tax Contest at its own expense, (iii) the Representative shall thereafter consult with the Purchaser upon the Purchaser’s reasonable request for such consultation from time to time with respect to such Flow-Through Tax Contest and (iv) the Representative shall not, without the Purchaser’s consent (not to be unreasonably withheld, conditioned or delayed), agree to any settlement with respect to any Tax if such settlement could adversely affect (x) a Post-Closing Tax Period, (y) the Tax liability of the Purchaser or any of its Affiliates or (z) the status of the Company or any of its Subsidiaries as a partnership or disregarded entity for Tax purposes to the extent it was reported as such. If the Representative does not elect to control such Flow-Through Tax Contest, the Representative may participate in such Flow-Through Tax Contest at its own expense and the Purchaser shall control such Flow-Through Tax Contest but shall not settle or otherwise agree to a final determination with respect to such Flow-Through Tax Contest without the prior written consent of the Representative, such consent not to be unreasonably withheld or delayed; and the expenses associated with such Flow-Through Tax Contest shall be paid from the Indemnity Escrow Amount.

(f) Transfer Taxes. The Purchaser will pay 50% of any stamp Tax, real property transfer Tax, stock transfer Tax, or other similar Tax imposed on the Company and its Subsidiaries or one or more Unitholders as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and 50% of any penalties, interest or additions to Tax with respect to the Transfer Taxes, and the remaining 50% of any such Transfer Taxes, penalties, interest or additions shall be treated as Transaction Expenses under this Agreement. The Unitholders agree to cooperate with the Purchaser in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

(g) Tax Refunds. Any Tax refunds that are received by the Purchaser, the Company or its Subsidiaries, and any amounts credited against Taxes to which the Purchaser, the Company or its Subsidiaries become entitled in a Tax period ending after the Closing Date, that (i) relate to any Taxes paid with respect to a Pre-Closing Tax Period that are not (A) attributable to Transaction Tax Deductions, (B) attributable to a carryback from a Post-Closing Tax Period of a Tax Asset or (C) were not taken into account as an item in Final Net Working Capital; and (ii) are received, or shown on Tax Returns filed, prior to the Survival Period Termination Date, shall be payable to the Representative for the account of the Unitholders, provided that Purchaser will take commercially reasonable efforts to file for any material refunds available with respect to Pre-Closing Tax Periods. For this purpose, the Tax refunds attributable to Transaction Tax Deductions are equal to the difference between the Tax Refunds calculated by including the Transaction Tax Deductions and the Tax Refunds calculated without regard to the Transaction Tax Deductions. Notwithstanding anything in the foregoing to the contrary, except as provided in (C), the Tax refunds that relate to the 2003 and 2005 California EZ-Credit refund claims shall be payable to the Representative for the account of the Unitholders. Purchaser shall pay over to the Representative any Tax refunds and credits described in this Section 10.01(g) or, to the extent identified prior to the Survival Period Termination Date, 40% times the amount of any Transaction Tax Deduction not taken into account in determining the Transaction Tax Benefit or Pre-Closing Income Tax Amount within five (5) days after actual receipt of such refund or application of such credit against Taxes.

(h) Intermediary Transaction Tax Shelter . The Purchaser shall not take any action with respect to the Company and its Subsidiaries that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(i) Amendment of Tax Returns, Etc. Without the prior written consent of the Representative, the Purchaser will not, prior to the Survival Period Termination Date, (A) amend or permit the Company or any of its Subsidiaries to amend any Tax Return relating to a Pre-Closing Tax Period, except to claim a Tax refund with respect to the carryback of a Tax Asset, (B) grant an extension of any applicable statute of limitations with respect to any Pre-Closing Tax Period, except in connection with an audit, assessment, litigation or other proceeding that Purchaser controls pursuant to this Section 10.01 or (C) take any action outside of the ordinary course of business with respect to the Company or its Subsidiaries after the Closing on the Closing Date. Notwithstanding anything in the foregoing, with respect to Taxes and Tax Returns relating to Fresh Logistics, LLC, Bolthouse Juice Holdings, LLC and Bolthouse Juice Products, LLC, the Purchaser will not, including after the Survival Period Termination Date, without the prior written consent of the Representative (not to be unreasonably withheld, conditioned or delayed) take any action specified in (A) - (C) hereof.

(j) No Section 338 Election. The Purchaser shall not make any election under Code Section 338 (or any similar provision under state, local, or foreign Law) with respect to the acquisition of the Company and its Subsidiaries.

(k) Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes attributable to a Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. All determinations necessary to give effect to the allocation set forth in this provision shall be made in a manner consistent with prior practice of the Company and its Subsidiaries.

(l)           Tax Indemnification.

(i) The Unitholders hereby indemnify each Purchaser Indemnified Party against and agree to hold each Purchaser Indemnified Party harmless from any Covered Tax and any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to (A) the imposition, assessment or assertion of any Covered Tax or (B) a disallowance (in whole or in part) of, or reduction in, the aggregate amount of Transaction Tax Deductions (together, a “Tax Loss”).

(ii) Any claim pursuant to Section 10.01(l) shall be satisfied solely from the Indemnity Escrow Amount, and no Unitholder shall have any liability in respect of any such claim (except to the extent of such Unitholder’s interest or expectancy in the Indemnity Escrow Amount). Except (x) as provided in Section 1.09 for payments of a Shortfall Amount by the Representative or Section 12.16 and (y) in the case of willful actions undertaken in bad faith after the date of this Agreement and/or actual fraud, recovery against the Indemnity Escrow Amount pursuant to this Section 10.01(l) and the Escrow Agreement constitutes the Purchaser Indemnified Parties’ sole and exclusive remedy for any and all Tax Losses (it being understood that the aggregate amount of payments to which the Purchaser Indemnified Parties shall be entitled in satisfaction of claims for Tax Losses under this Section 10.01(l) and claims for Losses under Article 8 shall in no event exceed the Cap). Notwithstanding anything to the contrary contained in this Agreement, no Purchaser Indemnified Party shall have any right to indemnification hereunder with respect to any Tax Loss or alleged Tax Loss to the extent (A) such matter was taken into account as an item of Final Cash, Final Indebtedness, Final Net Working Capital, Pre-Closing Income Tax Amount or Final Transaction Expenses as finally determined pursuant to Section 1.08 or (B) such Tax Loss did not arise out of or result in a disallowance (in whole or in part) of, or reduction in, the aggregate amount of Transaction Tax Deductions, and would not have been incurred but for the fact that any Transaction Tax Deductions were taken into account in a Post-Closing Tax Period instead of a Pre-Closing Tax Period. Without limiting the generality of the foregoing, including without limitation the Cap, indemnification for breach of any representation or warranty with respect to Taxes, including pursuant to the indemnity in Section 10.01(l), shall be limited to Losses with respect to Taxes attributable solely to Pre-Closing Tax Periods except with respect to any breach of Section 4.08(c), 4.08(f), 4.08(k) or 4.08(l).

(iii) The Purchaser agrees to give prompt notice to the Representative (on behalf of the Unitholders) of any Tax Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder that the Purchaser reasonably deems to be within the ambit of this Section 10.01(l) (specifying with reasonable particularity the basis therefor) and will give the Representative such information with respect thereto as the Representative may reasonably request. The Representative may, at its own expense, (A) participate in and (B) with respect to any suits, actions or proceedings (including Tax audits) that relate solely to Pre-Closing Tax Periods, assume the defense of, any such suit, action or proceeding (including any Tax audit); provided that (w) the Representative’s counsel is reasonably satisfactory to the Purchaser, (x) the Purchaser shall have the right to participate in any such action, suit or proceeding at its own expense, (y) the Representative shall thereafter consult with the Purchaser upon the Purchaser’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding and (z) the Representative shall not, without the Purchaser’s consent, which consent shall not be unreasonably withheld or delayed, agree to any settlement with respect to any Tax if such settlement could adversely affect the Tax liability of the Purchaser or any of its Affiliates or the status of the Company or any of its Subsidiaries as a partnership or disregarded entity. The Purchaser shall have the right (but not the duty) to participate in the defense of any suit, action or proceeding described in the prior sentence and to employ counsel, at its own expense, separate from the counsel employed by the Representative. The Purchaser shall not settle any suit, action or proceeding in respect of which indemnity may be sought hereunder without the consent of the Representative, which consent shall not be unreasonably withheld or delayed. Whether or not the Representative chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. For the avoidance of doubt, the provisions of Section 10.01(e), and not this paragraph, shall control with respect to any Flow-Through Tax Contest.

(iv) No claim shall be maintained under this Section 10.01(l) with respect to any Tax resulting from a claim or demand the defense of which the Representative (on behalf of the Unitholders) was not offered the opportunity to assume as provided under Section 10.01(l)(ii) to the extent the Unitholders’ liability under this Section is adversely affected as a result thereof.

(v) Any claim of any Purchaser Indemnified Party under this Section 10.01(l) may be made and enforced by the Purchaser on behalf of such Purchaser Indemnified Party. The Representative shall act on behalf of all Unitholders in the case of any claim with respect to which a Purchaser Indemnified Party is seeking indemnification from the Unitholders under Section 10.01(l) (with each Unitholder responsible for its portion of the Representative’s costs and expenses in undertaking such representation (determined on a pro rata basis according to each such Unitholder’s Common Percentage). Any written notice delivered to the Representative under this Section 10.01(l) shall be deemed to have been delivered to all of the Unitholders.

(vi) For the avoidance of doubt, a Purchaser Indemnified Party shall be entitled to file a claim under this Agreement and under the Escrow Agreement for indemnification for a Tax Loss when such Tax liability is first reflected on a filed Tax Return (including, for the avoidance of doubt, upon the making of estimated Tax payments). For example, the Tax liability shown on an original Form 1065 or 1120 or similar state income Tax Return of a Purchaser Indemnified Party shall be considered a Tax Loss when such Tax Return is filed.

(m) Notwithstanding anything in this Agreement to the contrary, the indemnification for Tax Losses set forth in Section 10.01(l) shall be subject to the limitations set forth herein and shall terminate on the Survival Period Termination Date; provided that any claim for Tax Losses pursuant to Section 10.01(l) shall survive the time at which it would otherwise terminate pursuant to this Section 10.01(l) if notice of the claim shall have been given to the party against whom such indemnity may be sought prior to such time.

10.02 Further Assurances. Subject to the other provisions of this Agreement, from time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

10.03 Disclosure Generally. Subject to the first paragraph of Article 4, all Disclosure Schedules hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. Subject to the first paragraph of Article 4, all references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules.

10.04 Provision Respecting Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to the Representative, each and any Unitholder and their respective Affiliates (individually and collectively, the “Unitholder Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to the Unitholder Group or any director, member, partner, officer, employee or Affiliate of the Unitholder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such prior representation of the Company and its Subsidiaries, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the parties to this Agreement hereby acknowledges and agrees that all communications prior to the Closing solely between the Unitholder Group and their external legal counsel, including but not limited to Kirkland & Ellis LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications between the Unitholder Group and such counsel and thereby property of the Unitholder Group and from and after the Closing neither the Company, its Subsidiaries, nor any Person purporting to act on behalf of or through the Company or its Subsidiaries, will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through any other means.

10.05  Special Vesting Class B Escrow.

(a) As and when required by the terms of the applicable Special Vesting Grant Agreement the Representative and the Purchaser shall jointly direct the Escrow Agent to release amounts from the Special Vesting Class B Escrow Amount to the Unitholder of the applicable

Special Vesting Class B Common Units, but only if such Unitholder has also surrendered to the Paying Agent his, her or its certificates representing the number of Special Vesting Class B Common Units held by such Unitholder (or has directed the Company to surrender such certificates on his, her or its behalf), accompanied by a duly executed and completed Letter of Transmittal, which surrendered certificates shall forthwith be canceled.

(b) Notwithstanding Section 10.05(a), if any portion of the Special Vesting Class B Escrow Amount is forfeited by a Unitholder in accordance with the terms of the applicable Special Vesting Grant Agreement, the Representative and the Purchaser shall jointly direct the Escrow Agent to release such forfeited amount to the Unitholders on a pro rata basis (excluding the forfeiting Unitholder); provided that any portion of such forfeited amount that is payable in respect to Special Vesting Class B Common Units shall be deposited in the Special Vesting Class B Escrow Account if and to the extent required by Section 10.05(d).

(c) In order to facilitate the release of the Special Class B Escrow Amount pursuant to this Section 10.05, after the Closing, the Company shall, reasonably promptly (and in any event within ten (10) business days) after any holder of Special Vesting Class B Common Units separates from employment or service with the Company, notify the Representative in writing of such separation and whether such separation was a termination by the Company with or without “cause” (as defined in the applicable Special Vesting Grant Agreement), a resignation by such holder with or without “good reason” (as defined in the applicable Special Vesting Grant Agreement) or a separation due to death, disability or retirement.

(d) If, after the Closing, any amounts become payable hereunder to a Unitholder in respect of Special Vesting Class B Common Units before such Special Vesting Class B Common Units fully vest, the Purchaser and the Representative shall cause such amounts to be deposited in the Special Vesting Class B Escrow Account and held by the Escrow Agent as part of the Special Vesting Class B Escrow Amount until the earlier of (i) the date on which the special holdback terms applicable to such Special Vesting Class B Common Units have been satisfied and such amounts are required to be released to such Unitholder (in which case such amounts shall be released to such Unitholder in accordance with Section 10.05(a)) and (ii) the date on which such Unitholder forfeits such amounts, in each case in accordance with the terms of the applicable Special Vesting Grant Agreement (in which case such amounts shall be released to the other Unitholders in accordance with Section 10.05(b)).

10.06 Certain Agreements. Each of the Company and, upon delivery of a Letter of Transmittal and surrender of any Units pursuant to the terms of this Agreement, each Unitholder, hereby acknowledges and agrees that the Equity Agreements shall terminate automatically and in their entirety upon the Effective Time, except for those provisions of the Equity Agreements that survive such termination in accordance with their terms. Prior to the Effective Time, if reasonably requested by Purchaser, the Company shall use commercially reasonable efforts to cause any of the agreements set forth on the Affiliated Transactions Schedule to be terminated effective as of the Closing.

10.07 Foreign Transaction Structure. In the event that, as a result of the requirements of any applicable non-United States Law, it is not possible to implement any of the arrangements set forth in this Agreement substantially as specified herein (including with respect to employee matters), the parties hereto will cooperate in good faith to structure alternative mechanisms to implement the arrangements contemplated by this Agreement in accordance with such applicable Law.

10.08 280G Approvals. If requested by Purchaser no less than ten (10) days prior to the Closing Date, the Company shall use its reasonable best efforts to seek the approval of the Unitholders satisfying the shareholder approval exception applicable under Section 280G of the Code for the amounts payable to the “disqualified individuals” of the Company (as defined in Section 280G), including, without limitation, amounts payable under employment agreements executed as of the date hereof between Purchaser and the senior executives of the Company but excluding any other amounts payable pursuant to agreements negotiated by the Purchaser or agreements entered into on or after the date hereof; provided that prior to such vote waivers of those payments and/or benefits are duly executed by such “disqualified individuals” agreeing that in the event that such approval is not obtained, the applicable amounts will not be paid.

ARTICLE 11

DEFINITIONS

11.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign Law relating to income Tax) of which the Company or any of its Subsidiaries is or has been a member.

“Aggregate Class A Preference Amount” means the sum of the Class A Preference Amounts attributable to all outstanding Class A Common Units as of the Effective Time, as set forth on the Class A Preference Amount Schedule.

“Base Consideration” means $1,550,000,000.

"Brazilian Tax Amount" means any Brazilian Tax liability with respect to the tax year ended March 31, 2007, to the extent related to and not in excess of the amount accrued in the Fin 48 reserve on the March 31, 2012 financial statements of the Company and its Subsidiaries for Brazilian Tax with respect to the tax year ended March 31, 2007. For purposes of this Agreement, the first sentence of Section 10.01(i) solely with respect to the Brazilian tax year associated with the Brazilian Tax Amount and related Tax Returns shall be read to exclude the phrase "prior to the Survival Period Termination Date".

“Cash” means, with respect to the Company and its Subsidiaries, all cash, cash equivalents and marketable securities held by the Company or any of its Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP as provided in Section 1.08. For avoidance of doubt, Cash shall (1) be calculated net of issued but uncleared checks and drafts and (2) include checks and drafts deposited for the account of the Company and its Subsidiaries but not yet reflected as available proceeds in the Company’s or its Subsidiaries’ account.

“Class A Common Units” means the class A common units of the Company.

“Class A Preference Amount” means, with respect to each outstanding Class A Common Unit, the aggregate Unreturned Capital with respect to such Class A Common Unit, as set forth on the Class A Preference Amount Schedule.

“Class B Common Units” means the Vested Class B Common Units and the Special Vesting Class B Common Units. For the avoidance of doubt, any class B common units of the Company which are unvested as of immediately prior to the Effective Time and which do not vest at the Effective Time shall not be Class B Common Units for purposes of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“commercially reasonable efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable; provided, however, that a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would result in a material change in the benefits to such Person of this Agreement or the transactions contemplated hereby, to make any material change to its business, to incur any material fees or expenses (other than normal and usual filing fees, processing fees and incidental expenses), to commence any litigation or to incur any other material burden.

“Common Percentage” means, for each Unitholder, a fraction, expressed as a percentage, the numerator of which is the total number of Units held by such Unitholder as of immediately prior to the Effective Time, and the denominator of which is the total number of Units held by all Unitholders as of immediately prior to the Effective Time. The Common Percentage as of the date hereof for each Unitholder is set forth next to such Unitholder’s name on the Unitholders Schedule, and will be updated by the Representative and the Company no later than two (2) days prior to the anticipated Closing Date to reflect changes arising after the date hereof and prior to the Effective Time.

“Company Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company or any of its Subsidiaries.

“Consenting Unitholders” means each of (i) Madison Dearborn Capital Partners IV, L.P., (ii) Andre Radandt, (iii) Andre M. Radandt, as Trustee of the Andre M. Radandt 2012 Retained Annuity Trust dated February 27, 2012, (iv) Lisa A. Radandt, as Trustee of the Lisa A. Radandt 2012 Retained Annuity Trust dated February 27, 2012, (v) Jeff Dunn, (vi) Jeffrey T. Dunn Living Trust, (vii) Scott LaPorta and (viii) William Levisay.

“Covered Tax” means any (i) Tax of the Company or any of its Subsidiaries related to a Pre- Closing Tax Period, (ii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being a party to any Tax Sharing Agreement with a party other than the Company or any Subsidiary, (iii) Tax of the Company or any of its Subsidiaries resulting from a breach by Seller of any representation, covenant or agreement contained herein and (iv) Tax of the Company or any of its Subsidiaries resulting from the application of Section 280G of the Code (including, for the avoidance of doubt, and without limitation, an increase in Tax resulting from a loss of a deduction) to any payment made pursuant to this Agreement or to any payment made as a result of, or in connection with, any transaction contemplated by this Agreement (excluding any payment pursuant to or a result of an agreement entered into or negotiated by the Purchaser or any of its Affiliates).

“Environmental Requirements” means all applicable Laws, as enacted prior to and in effect as of the Closing Date, concerning pollution, protection of the environment or the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into, through, under, on, to or from ambient air, soil, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste.

“Equity Agreements” means the Unitholders Agreement of the Company and the Registration Agreement of the Company, each dated as of December 16, 2005, as each may be amended or modified from time to time prior to the date of this Agreement.

“ERISA Affiliate” means any entity that is treated as a single employer with the Company under Section 414 of the Code prior to the Closing.

“Excluded Liabilities” means each of (i) any Transaction Expenses paid by the Company following the Closing and not taken into account in the Final Transaction Expenses or otherwise reimbursed by the Representative, (ii) the ownership, operation and transfer pursuant to Section 6.09 of the West Plant, (iii) item 2 on the Special Disputes Schedule and (iv) the Brazilian Tax Amount.

“Food Safety and Marketing Laws” means all applicable Laws relating to the use, manufacture, packaging, licensing, labeling, distribution, storage, marketing, development, processing, advertising, transportation or sale of any food product (including the U.S. Federal Food, Drug and Cosmetic Act, the Public Health Security and Bioterrorism Preparedness and Response Act of 2002, the Food Allergen Labeling and Consumer Protection Act of 2004, the U.S. Federal Trade Commission Act, the Organic Food Productions Act of 1990, the Sanitary Food Transportation Act, the Nutrition Labeling and Education Act of 1990, the Dietary

Supplement Health and Education Act of 1994, the Fair Packaging and Labeling Act and, in each case, the rules, regulations and guidelines promulgated thereunder).

“Fundamental Representation” means any of the representations and warranties set forth in Sections 4.01, 4.02, the first sentence of 4.03, 4.04, 4.19, 5.01, the first sentence of 5.02 and 5.05 of this Agreement.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitral tribunal or any other public authority, whether foreign, federal, state or local.

“Hazardous Materials” means any and all chemicals, pollutants, contaminants or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous materials, hazardous substances or hazardous wastes, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any materials, substances or wastes regulated under any Environmental Requirements.

“Holdco LLC Agreement” means the limited liability company agreement of the Company, dated as of December 16, 2005, by and among the Company and the Unitholders, as the same may be amended or modified from time to time.

“Indebtedness” means, as of any particular time, the unpaid principal amount of, and accrued interest on and any fees and expenses, including termination fees, prepayment penalties, “breakage” costs or similar payments, associated with the repayment or maintenance of, (i) all indebtedness for borrowed money of the Company and its Subsidiaries, (ii) any indebtedness of the Company or any of its Subsidiaries evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any obligations of the types described in (i) through (iii) or (v) through (viii) guaranteed in any manner by the Company or any of its Subsidiaries, (v) all obligations of the Company and its Subsidiaries under leases that are recorded as capital leases, (vi) obligations under any interest rate, currency or other hedging agreement, (vii) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Effective Time, and (viii) all obligations of any Person secured by a Lien (other than Permitted Liens) on property or other assets of the Company or any of its Subsidiaries; but excluding, in each of (i) through (viii) above, all intercompany indebtedness among the Company and its wholly-owned Subsidiaries.

“Intellectual Property” means all intellectual property and proprietary rights, including any and all of the following, whether or not registered, in the United States and all other jurisdictions throughout the world: (i) patents, patent disclosures and patent applications, including continuations, divisionals, continuations-in-part, extensions, reexaminations and reissues of patent applications and patents issuing thereon; (ii) trademarks, service marks, trade dress, trade names, service names, brand names, corporate names, logos, slogans, Internet domain names and all other indicia of source or origin, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works, including all derivative works, moral rights, renewals, extensions, reversions and restorations associated with copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression; (iv) trade secrets, confidential information, know-how and inventions (whether or not patentable); (v) computer programs and software, including all related documentation; (vi) registrations and applications for registration of any of the foregoing; and (vii) rights to sue or recover and retain damages, costs and attorneys’ fees for past, present or future infringement, misappropriation, dilution or other violation of any of the foregoing.

“IT Assets” means any and all computers, computer programs, software, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned, licensed, leased or otherwise used by the Company or any of its Subsidiaries.

“Law” means any law (common, statutory or otherwise), treaty, rule, regulation, judgment, injunction, order, decree or other binding action, restriction or requirement of, or agreement with, a Governmental Authority.

“Licensed Intellectual Property” means all Intellectual Property owned by a third party and licensed or sublicensed to the Company or any of its Subsidiaries.

“Liens” means liens, mortgages, deeds of trust, pledges, security interests, charges, encumbrances, impositions, conditional sale or title retention agreements or other similar adverse claims of any kind.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development to the extent attributable to (i) the negotiation, execution, announcement or pendency of the transactions contemplated by this Agreement, including without limitation the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, customers, suppliers, distributors, growers, partners or employees, or on revenue, profitability and cash flows; (ii) conditions affecting the industry in which the Company and its Subsidiaries participate; (iii) conditions affecting the U.S. or world economy as a whole or the U.S. or global capital or financial markets in general or the markets in which the Company and its Subsidiaries operate; (iv) except for the requirement on the part of the Company and its Subsidiaries to operate their respective businesses in the ordinary course of business, compliance with the terms of, or the taking of any action required by, this Agreement; (v) the taking of any action, or failing to take any action, at the request of the Purchaser, or the taking of any action by the Purchaser or Merger Sub; (vi) any change in applicable Laws or the interpretation thereof; (vii) any change in GAAP or other accounting requirements or principles of general application; (viii) any change in the cost or availability or other terms of any financing to be obtained by Purchaser or Merger Sub; (ix) any failure by the Company and its Subsidiaries to meet financial forecasts, projections or estimates (it being understood that the underlying causes of such failure may be taken into account); or (x) national or international political or social conditions, including without limitation, the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America; provided that, in the case of each of clauses (ii), (vi) and (x), such effect does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other Persons in the industry in which the Company and its Subsidiaries participate.

“Net Working Capital” means (i) all current assets (excluding Cash, income tax and deferred tax assets) of the Company and its Subsidiaries as of the opening of business on the Closing Date minus (ii) all current liabilities (excluding (A) Indebtedness, (B) Transaction Expenses and (C) income tax and deferred tax liabilities) of the Company and its Subsidiaries as of the opening of business on the Closing Date, in each case determined on a consolidated basis in accordance with GAAP as provided in Section 1.08.

“Paying Agent” means Wells Fargo Bank, National Association.

“Paying Agent Agreement” means a paying agent agreement among the Company, the Representative and the Paying Agent, to be entered into after the date hereof but prior to the Closing, which such paying agent agreement shall be in form and substance reasonably acceptable to Purchaser.

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet delinquent or the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not yet delinquent or the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property or the operation of the business of the Company and its Subsidiaries; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property, other than options, obligations to reconvey, rights of first offer or rights of first refusal to purchase Owned Real Property or any portion thereof or interest therein, which do not materially impair the value thereof or the occupancy or use of the Real Property for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ business; (v) liens arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation for amounts which are not overdue; (vi) purchase money liens and liens securing rental payments under capital lease arrangements to the extent such liens solely encumber assets financed by such purchase money lien or subject to such capital lease; (vii) with respect to any real property in which the Company or any of its Subsidiaries holds a leasehold interest, terms, agreements, provisions, conditions and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and the rights of their heirs, executors, administrators, successors and assigns); and (viii) with respect to all real property in which the Company or any of its Subsidiaries owns less than a fee interest, all Liens of whatsoever nature which are suffered or incurred by the fee owner, any superior lessor, sublessor or licensor, or any inferior lessee, sublessee or licensee.

“Person” means an individual, a sole proprietorship, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Authority.

“Post-Closing Tax Period” means any taxable period or portion thereof beginning after the Closing Date.

“Pre-Closing Income Tax Amount” means the aggregate accrued but unpaid income Taxes of the Company’s Subsidiaries that are treated as corporations for U.S. federal income tax purposes with respect to the Pre-Closing Tax Period taking into account, for the avoidance of doubt, the Transaction Tax Deductions in such calculation, and including, for the avoidance of doubt, Taxes imposed in connection with the sale or other transfer of West Plant prior to Closing.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period.

“Promissory Notes” means each of (i) Third Amended and Restated Promissory Note, dated as of August 2, 2011, issued by Jeffrey Dunn in favor of the Company, (ii) Amended and Restated Promissory Note, dated as of August 2, 2011, issued by Scott LaPorta in favor of the Company and (iii) Second Amended and Restated Promissory Note, dated as of August 2, 2011, issued by Gareth Asten in favor of the Company.

“Special Vesting Class B Common Units” means the class B common units of the Company which, pursuant to the terms set forth in the applicable Special Vesting Grant Agreement between the Company and the applicable Unitholder governing such Special Vesting Class B Common Units, shall vest immediately prior to or at the Effective Time in connection with the transactions contemplated by this Agreement but which are subject to certain holdback obligations as described in such Special Vesting Grant Agreement. For the avoidance of doubt, the Special Vesting Class B Common Units as of the date hereof are set forth on the Special Vesting Class B Common Units Schedule, which will be updated by the Representative and the Company no later than two (2) days prior to the anticipated Closing Date to reflect changes arising after the date hereof and prior to the Effective Time.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other

Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity (other than a corporation) of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity (other than a corporation) if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director, managing member or general partner of such partnership, limited liability company, association or other business entity.

“Target Net Working Capital” means $87,000,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, value added, excise, severance, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, payroll, employee or other withholding, or other tax, of any kind, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Taxing Authority with respect to the Company or any of its Subsidiaries that is not generally available to Persons without specific application therefor.

“Tax Returns” means any return, report, claim for refund, information return or other document (including schedules or any related or supporting information) required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Tax Sharing Agreement” means any agreement or arrangement entered into prior to the Closing (whether or not in writing) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability, other than any agreement entered into in the ordinary course of business such as a lease or a loan, the primary focus of which is not Taxes.

“Taxing Authority” means any governmental authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Transaction Expenses” means all (i) fees and expenses payable by the Company and its Subsidiaries incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and (ii) transaction bonuses or similar payments that are due to any employee, officer or director directly as a result of and in connection with the consummation of the transactions contemplated hereby pursuant to any agreement entered into by the Company or any Subsidiary thereof prior to the Closing, in each case that are unpaid as of the Closing (but regardless of when invoices regarding such Transaction Expenses are delivered). For the avoidance of doubt, Transaction Expenses shall include those fees and expenses set forth on a Transaction Expenses Schedule which shall be delivered by the Company to the Purchaser not less than two (2) days prior to the anticipated Closing Date along with the other deliveries to be made by the Company pursuant to Section 1.07.

“Transaction Tax Benefit” means 40% multiplied by the Excess Transaction Tax Deductions. The “Excess Transaction Tax Deductions” are the sum of (1) positive difference, if any, between the Transaction Tax Deductions deductible for Tax purposes in a Pre-Closing Tax Period and the Pre-Closing Income Amount and (2) the Transaction Tax Deductions deductible for Tax purposes in a Post-Closing Tax Period. The “Pre-Closing Income Amount” is the consolidated federal taxable income of the group of which Bolthouse Holding Corp. is the parent calculated (i) for the income Tax Period ending on the Closing Date and (ii) without regard to the Transaction Tax Deductions.

“Transaction Tax Deductions” means in each case to the extent deductible for U.S. federal income tax purposes, and without duplication, the sum of (A) transaction bonuses, change in control payments, severance payments, retention payments or similar payments made by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, (B) the fees, expenses and interest (including amounts treated as interest for U.S. federal income tax purposes and any breakage fees or accelerated deferred financing fees, but excluding interest that would be paid in the ordinary course) incurred by the Company or any of its Subsidiaries with respect to the payment of Indebtedness outstanding immediately prior to the Effective Time, determined as if the repayment of such Indebtedness occurred on the Closing Date and (C) the amount of the Transaction Expenses. For the avoidance of doubt, the parties agree that 70% of any success-based fees (including without limitation the fees payable to Credit Suisse Securities (USA) LLC and Goldman Sachs, Inc.) are deductible for U.S. federal income tax purposes pursuant to Revenue Procedure 2011-29, 2011-18 IRB. If the deduction at issue is deductible in a Pre -Closing Tax Period, then such deduction is a Transaction Tax Deduction only to the extent that it is deductible by those Subsidiaries of the Company that are treated as corporations for U.S. federal income tax purposes, including, for the avoidance of doubt, to the extent such deduction is deductible by a corporation as a result of such corporation’s ownership of a flow through entity for Tax purposes.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Units” means the Class A Common Units and the Class B Common Units.

“Unitholders” means the holders of Units.

“Unreturned Capital” has the meaning assigned to such term in the Holdco LLC Agreement.

“Vested Class B Common Units” means all vested class B common units of the Company which are not Special Vesting Class B Common Units.

11.02  Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

11.03 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.

2012 Balance Sheet	1.08(a)
Adjustment Escrow Account	2.02(c)
Adjustment Escrow Amount	2.02(c)
Agreement	Preface
Allocation Statement	10.01(b)
Asset Allocation	10.01(b)
Cap	8.02(b)
Certificate of Merger	1.01(b)
Closing	2.01
Closing Date	2.01
Closing Residual Cash Consideration	1.02(c)
Company	Preface
Company Securities	4.04
Confidentiality Agreement	6.02
D&O Indemnitee	7.03(a)
Deductible	8.02(a)
Delaware Law	1.01(a)
Disclosure Schedules	Article 4
Dispute Resolution Auditor	1.08(b)
Effective Time	1.01(b)
Electronic Delivery	12.13
ERISA	4.13(a)
Escrow Agent	2.02(c)
Escrow Agreement	2.02(c)
Escrow Amount	2.02(c)
Estimated Cash	1.07
Estimated Indebtedness	1.07
Estimated Net Working Capital	1.07
Estimated Transaction Expenses	1.07
Final Cash	1.08(b)
Final Indebtedness	1.08(b)
Final Net Working Capital	1.08(b)

Term	Section No.

Final Residual Cash Consideration	1.02(d)
Final Transaction Expenses	1.08(b)
Financial Statements	4.05(a)
Fundamental Representation	8.02(a)
Flow-Through Tax Contest	10.01(e)
Holdback Amount	1.04
HSR Act	4.12
Indemnitee	8.05(a)
Indemnitor	8.05(a)
Indemnity Escrow Account	2.02(c)
Indemnity Escrow Amount	2.02(c)
Leased Real Property	4.07(b)
Letter of Transmittal	1.03(a)
Losses	8.02(a)
Material Contracts	4.09(b)
MDP	12.01
Merger	1.01(a)
Merger Consideration	1.02(b)
Merger Sub	Preface
Objections Statement	1.08(b)
Outstanding Escrow Claims	8.02(g)
Owned Real Property	4.07(c)
Paying Agent	1.03(a)
Per Unit Portion	1.02(e)
Permits	4.16(c)
Plans	4.13(a)
Preliminary Statement	1.08(a)
Purchaser	Preface
Purchaser Indemnified Parties	8.02(a)
Purchaser’s Representatives	6.02
Real Property	4.07(c)
Real Property Leases	4.07(b)
Registered Intellectual Property	4.10(a)
Representative	Preface
Seller Indemnified Parties	8.03(a)
Special Vesting Class B Escrow Account	1.03(b)
Special Vesting Class B Escrow Amount	1.03(b)
Special Vesting Grant Agreement	1.03(b)
Subsidiary Securities	4.02
Survival Period Termination Date	8.01
Surviving Entity	1.01(a)
Tax Benefit	8.06
Tax Loss	10.01(l)(i)
Transfer Taxes	10.01(f)

Term	Section No.

Unitholder Consent	3.01(g)(iii)
Unitholder Group	10.04
WARN Act	7.05

ARTICLE 12

MISCELLANEOUS

12.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or general communication to the employees, customers or suppliers of the Company and its Subsidiaries, shall be issued or made by any party hereto without the joint approval of the Purchaser and the Representative, unless required by Law (in the reasonable opinion of counsel) in which case the Purchaser and the Representative shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication. Nothing herein shall prevent the Company, with the prior approval of Purchaser (not to be unreasonably withheld or delayed), from notifying its and its Subsidiaries’ employees, customers or suppliers of the transactions contemplated herein prior to the Closing as is necessary or desirable to facilitate the consummation of such transactions. For the avoidance of doubt, the Parties acknowledge and agree that Madison Dearborn Partners, LLC (“MDP”) and its Affiliates (except for the Company and its Subsidiaries) may provide general information about the subject matter of this Agreement in connection with MDP’s or its Affiliates’ normal fund raising, marketing, informational or reporting activities.

12.02 Expenses. Except as otherwise expressly provided herein, the Company, the Representative and the Unitholders, on the one hand, and the Purchaser and the Merger Sub, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that the Unitholders, on the one hand, and the Purchaser, on the other hand, shall each bear 50% of the fees and expenses of the Escrow Agent.

12.03 Knowledge Defined. For purposes of this Agreement, “the Company’s knowledge” as used herein shall mean the actual knowledge after reasonable investigation of Jeffrey Dunn, Scott LaPorta, Tracy Saiki, Jim Robbins, Bill Levisay and Tracy Malmos.

12.04 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a reputable national overnight delivery service (charges prepaid), (c) the business day following the day on which the same has been delivered to a reputable national overnight delivery service (charges prepaid) or (d) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by the recipient party to the sending party:

Notices to the Parent, the Purchaser, the Merger Sub or the Company (after the Effective Time):

Campbell Soup Company
1 Campbell Place
Camden, New Jersey 08103
Attention: Corporate Secretary
Facsimile: (852) 342-3936

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:  David L. Caplan
H. Oliver Smith
Facsimile: (212) 701-5800

Notices to the Representative:

Madison Dearborn Capital Partners IV, L.P.
Three First National Plaza
Chicago, Illinois 60602
Attention: Robin P. Selati
Facsimile: (312) 895-1001

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 N. LaSalle
Chicago, Illinois 60654
Attention:  Michael D. Paley, P.C.
Tana M. Ryan
Facsimile: (312) 862-2200

Notices to the Company (prior to the Effective Time):

BF Bolthouse Holdco LLC
7200 East Brundage Lane
Bakersfield, California 93307
Attention: Jeffrey Dunn and Scott LaPorta
Facsimile: (661) 366-0459

with copies (which shall not constitute notice) to:

Madison Dearborn Partners LLC
Three First National Plaza
Chicago, Illinois 60602
Attention: Robin P. Selati
Facsimile: (312) 895-1001

Kirkland & Ellis LLP
300 N. LaSalle
Chicago, Illinois 60654
Attention:  Michael D. Paley, P.C.
Tana M. Ryan
Facsimile: (312) 862-2200

12.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Purchaser or the Merger Sub without the prior written consent of the Representative, or by the Company or the Representative without the prior written consent of the Purchaser, except that the Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing Date, to any Person; provided that no such transfer or assignment shall relieve the Purchaser of its obligations hereunder.

12.06 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.07 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits and Disclosure Schedules hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit or Disclosure Schedule hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit” or “Disclosure Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation” whether or not it is in fact followed by those words or words of like import. English shall be the governing language of this Agreement.

12.08 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The parties acknowledge and agree that the disclosure of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgment by the Company that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract).

12.09 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended only in a writing signed by the Purchaser, the Company and the Representative. No waiver of any provision hereunder, or any breach, default or misrepresentation hereunder, shall be valid unless the same shall be in writing and signed by the party making such waiver, and no such waiver shall extend to or affect in any way any other provision or prior or subsequent breach, default or misrepresentation.

12.10 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof or thereof in any way.

12.11 Third-Party Beneficiaries. Section 7.03 of this Agreement is intended for the benefit of, and shall be enforceable by, the D&O Indemnitees. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

12.12 Waiver of Trial by Jury. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

12.13 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

12.14 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

12.15  Governing Law; Jurisdiction.

(a) All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Disclosure Schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.04 shall be deemed effective service of process on such party.

12.16 Specific Performance. The parties hereto acknowledge and agree that any party hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, such party (including the Representative) shall also be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement.

12.17 Consents. The Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Company and/or any of its Subsidiaries is a party (including the contracts set forth on the Contracts Schedule and the Real Property Leases set forth on the Real Property Schedule) and such consents may not have been obtained. The Company shall reasonably cooperate with the Purchaser and the Merger Sub to obtain such consents; provided that the Purchaser (on behalf of itself and the other Purchaser Indemnified Parties) agrees and acknowledges that the Unitholders and the Company shall have no liability whatsoever to the Purchaser Indemnified Parties (and the Purchaser Indemnified Parties shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof, except for claims in respect of breaches of the representations, warranties, covenants and agreements set forth herein.

12.18  Appointment of the Representative.

(a) In order to administer efficiently the determination and payment of the Closing Residual Cash Consideration and the Final Residual Cash Consideration and the defense and/or settlement of any claims for Losses for which the Unitholders may be required to indemnify the Purchaser Indemnified Parties pursuant to Section 8 .02 or Section 10.01(l) hereof, each Unitholder, by his, her or its acceptance of any portion of the Merger Consideration, as well as, in certain cases, through separate instruments, irrevocably appoints the Representative as his, her or its agent, attorney in fact and representative (with full power of substitution in the premises), and, by its execution hereof, the Representative hereby accepts such appointment.

(b) The Representative is hereby authorized (i) to take all action necessary in connection with the acceptance, rejection, determination and payment of the Closing Residual Cash Consideration and the Final Residual Cash Consideration and the defense and/or settlement of any claims for Losses (including the power to compromise any indemnity claim on behalf of the Unitholders and to transact matters of litigation) for which the Unitholders may be required to indemnify the Purchaser Indemnified Parties pursuant to Section 8.02 or Section 10.01(l) hereof, (ii) to give and receive all notices required to be given under this Agreement, the Escrow Agreement and the other agreements contemplated hereby to which all of the Unitholders are subject, and (iii) to do or refrain from doing all such further acts and things, and to execute all such documents as the Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(i) to execute and deliver the Escrow Agreement and any amendments thereto as the representative of the Unitholders; to execute any instructions or directions to the Escrow Agent with respect to disbursements or other matters thereunder; to pay any expenses of the Unitholders or the Representative from the Escrow Amount; and to take such further actions under the Escrow Agreement as the Representative deems to be necessary or appropriate;

(ii) to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii) to execute and deliver all amendments and waivers to this Agreement that the Representative deems necessary or appropriate, whether prior to, at or after the Closing;

(iv)   to receive funds, make payments of funds, and give receipts for funds;

(v) to receive funds for the payment of expenses of the Unitholders (including, without limitation, the Holdback Amount), to deposit such funds in such accounts as the Representative deems appropriate and to apply such funds in payment for such expenses;

(vi) to take or refrain from taking all actions necessary in direction and support of the Unitholders rights and obligations in respect of the matters set forth on the Special Disputes Schedule;

(vii) to do or refrain from doing any further act or deed on behalf of the Unitholders that the Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Unitholders could do if personally present; and

(viii) to receive service of process in connection with any claims under this Agreement.

(c) In the event that the Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Unitholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the Class A Common Units issued and outstanding immediately prior to the Effective Time shall select another representative to fill such vacancy, and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement upon written notice of such substitution to the Purchaser.

(d) All decisions and actions by the Representative, including the defense or settlement of any claims for Losses for which the Unitholders may be required to indemnify the Purchaser Indemnified Parties pursuant to Section 8.02 hereof, shall be binding upon all of the Unitholders, and no Unitholder shall have the right to object, dissent, protest or otherwise contest the same.

(e) The Purchaser and the Merger Sub shall be able to rely conclusively (without further evidence of any kind whatsoever, and without any duty of further inquiry) on the instructions and decisions of the Representative as to the determination and payment of the Closing Residual Cash Consideration and the Final Residual Cash Consideration, the settlement of any claims for Losses for which the Unitholders may be required to indemnify the Purchaser Indemnified Parties pursuant to Section 8.02 or Section 10.01(l) hereof and any other actions taken or not taken by the Representative hereunder, and none of the parties hereto, the Unitholders or any other Person shall have any cause of action against the Purchaser or the Merger Sub for or in respect of (i) any action taken or not taken, decision made or instruction given by the Representative or (ii) any action taken or not taken by the Purchaser or the Merger Sub in reliance upon the instructions or decisions of the Representative.

(f) All actions, decisions and instructions of the Representative shall be conclusive and binding upon all of the Unitholders, and no party hereunder or Unitholder shall have any cause of action against the Representative for any action taken or not taken, decision made or instruction given by the Representative under this Agreement, except for fraud or willful misconduct by the Representative. Any action, decision or instruction hereunder or in connection herewith that is binding on the parties to this Agreement (including the determination, if any, of the Dispute Resolution Auditor) shall be binding upon all of the Unitholders.

(g) The provisions of this Section 12.18 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Unitholder may have against the Representative in connection with the transactions contemplated by this Agreement.

(h) The provisions of this Section 12.18 shall be binding upon the heirs, legal representatives, successors and assigns of each Unitholder, and any references in this Agreement to a Unitholder shall mean and include the successors to the rights of the Unitholders hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(i) All reasonable fees and expenses incurred by the Representative in connection with this Agreement and/or in controlling any Tax contests with respect to the Company or any Subsidiary shall be paid by the Unitholders on a pro rata basis based on their respective Common Percentages; provided that the Representative shall first make payment of such fees and expenses from the Holdback Amount.

12.19  Guarantee.

(a) Parent hereby unconditionally and irrevocably guarantees, as primary obligor and not as surety, the due and punctual payment and performance by the Purchaser and Merger Sub (and any permitted assignees thereof) of all of their obligations to the Company and the Unitholders pursuant to the terms of this Agreement (the “Guaranteed Obligations”). The foregoing sentence is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance of the Guaranteed Obligations. Should Purchaser default in the discharge or performance of all or any portion of the Guaranteed Obligations, the obligations of Parent hereunder shall become immediately due and payable to the Company.

(b) Parent hereby represents and warrants to the Company that (i) it is a corporation duly formed, validly existing and in good standing under the laws of the state of New Jersey, and it has all power and authority to execute, deliver and perform its obligations under this Section 12.19; (ii) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary corporate action, and no other proceedings or actions on the part of it are necessary therefor; (iii) this Agreement has been duly and validly executed and delivered by it and, assuming that this Agreement is a valid and binding obligation of the other parties hereto, constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies; (iv) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to its knowledge, threatened by or against it with respect to any of the transactions contemplated by this Section 12.19; and (v) it will have at the Closing sufficient funds immediately available to pay and perform all of its obligations under this Section 12.19.

*   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first written above.

Company:	BF BOLTHOUSE HOLDCO LLC

	By:	/s/ Jeffrey Dunn
	Name:	Jeffrey Dunn
	Its:	CEO

Signature Page to Agreement and Plan of Merger

Parent:	CAMPBELL SOUP COMPANY

	By:	/s/ Raymond E. Liguori
	Name:	Raymond E. Liguori
	Its:	Vice President - Corporate Development

Purchaser:	CAMPBELL INVESTMENT COMPANY

	By:	/s/ Raymond E. Liguori
	Name:	Raymond E. Liguori
	Its:	Vice President - Corporate Development

Merger Sub:	BOLT ACQUISITION SUB LLC

	By:	/s/ Raymond E. Liguori
	Name:	Raymond E. Liguori
	Its:	Vice President - Corporate Development

Signature Page to Agreement and Plan of Merger

Representative:	MADISON DEARBORN CAPITAL PARTNERS IV, L.P.

	By:	Madison Dearborn Partners IV, L.P.
	Its:	General Partner

	By:	Madison Dearborn Partners, LLC
	Its:	General Partner

	By:	/s/ Robin P. Selati
	Name:	Robin P. Selati
	Its:	Managing Director

Signature Page to Agreement and Plan of Merger